Exhibit 2.1

DATED JUNE 20, 2006

CHAMPION REGAL LIMITED

And

EASTERN JADE LIMITED

(TO BE RENAMED AS VALSPAR HONG KONG HOLDINGS LIMITED)

AGREEMENT FOR SALE AND PURCHASE OF SHARES IN HUA RUN PAINTS HOLDINGS COMPANY LIMITED

THIS AGREEMENT is made on June 20, 2006

AMONG:

(1)

CHAMPION REGAL LIMITED 俊業有限公司, a company registered and existing under the laws of Hong Kong, with its registered address at Suite 1403-4 14F, Nan Fung Tower, 173 Des Voeux Road, Central, Hong Kong (“Champion Regal”); and

(2)

EASTERN JADE LIMITED (to be renamed as Valspar Hong Kong Holdings Limited), a company registered and existing under the laws of Hong Kong, with Company No. 1052623 and its registered address at 2101-02, 21/F Vicwood Plaza, 199 Des Voeux Road, Hong Kong (“Valspar”).

WHEREAS:

(A)               As of the date of this Agreement, Hua Run Paints Holdings Company Limited (華潤塗料集團有限公司), a company registered and existing under the laws of Hong Kong, with its registered address at Suite 1604, Tower 5, China Hong Kong City, 33 Canton Road, Tsim Sha Tsui, Kowloon, Hong Kong (“Hua Run Holdings”), has a total issued and paid-up share capital of HK$144,500,000 divided into 144,500,000 ordinary shares of HK$1.00 par value each. Certain particulars of Hua Run Holdings are set out in Schedule 1.

(B)               Champion Regal is the registered shareholder of 120,000,000 shares in Hua Run Holdings, representing 83.04% of its total issued and paid-up share capital. A list of the shareholders of Champion Regal and their respective shareholding in Champion Regal is set out in Schedule 2.

(C)               HSBC International Trustee Limited (the “Trustee”) (acting in its capacity as Share Award Trustee) is the registered shareholder of 24,500,000 shares of Hua Run Holdings, representing 16.96% of its total issued and paid-up share capital.

(D)               In accordance with the Deed of Settlement for Huarun Share Award Trust dated October 19, 2004 between Hua Run Holdings and the Trustee, the Trustee is holding the shares in trust for the benefit of Trust Beneficiaries. A list of such Trust Beneficiaries and their respective allotted number of shares held in the name of the Trustee (acting in its capacity as Huarun Share Award Trustee) immediately prior to Closing is set out in Schedule 3.

(E)                Champion Regal wishes to sell to Valspar, and Valspar wishes to purchase from Champion Regal, a total of 105,307,500 issued ordinary shares (“CR Sale Shares”) in Hua Run Holdings, representing approximately 72.90% of its total issued and paid-up share capital, subject to the terms and conditions set out herein.

(F)                Valspar wishes to purchase from the Trustee a total of 10,292,500 issued ordinary shares (“Trust Sales Shares”) in Hua Run Holdings, representing 7.12% of its total issued and paid-up share capital and comprising of the number of shares beneficially owned by such Selling Trust Beneficiaries as set out in Schedule 9, and Champion Regal shall procure Trustee to enter into a sale and purchase agreement in respect of the sale of the Trust Sale Shares substantially in the form attached as Schedule 14.

IT IS AGREED as follows:

1.	INTERPRETATION

1.1               Definitions. Words and expressions used in this Agreement shall have the meaning set out below unless the context requires otherwise:

“Accounts” has the meaning given to it in Schedule 7.

“Adjusted EBIT” means the earnings before interest and taxes shown in the audited consolidated accounts of Hua Run Holdings in a relevant year prepared in accordance with Hong Kong Financial Reporting Standards applied on a consistent basis, less compensation expense shown in such audited consolidated accounts for the same year arising from the Share Option Plan and the Share Award Plan (including any amendment thereof whether before or after the Closing Date) and any other share-based employee benefit plan which Hua Run Holdings may adopt from time to time.

“Business Day” means a day (excluding Saturdays and Sundays) on which banks generally are open in Hong Kong for the transaction of normal banking business.

“China” or “PRC” means the People’s Republic of China excluding Hong Kong, Macau and Taiwan.

“Claim” means any assessment, notice, demand or other document issued or action taken by or on behalf of a Tax Authority in which it is claimed that any Group Company is liable or is sought to be made liable to make any payment or is deprived or is sought to be deprived of any relief or allowance or credit or right to repayment of Taxation;

“Closing” means closing of the sale and purchase of the Sale Shares in accordance with clause 6 and Schedule 4.

“Closing Date” means July 26, 2006.

“Condition Precedent” means the condition precedent specified in clause 3.

“Contamination” means the presence at Closing or any time prior to Closing in, on or under land (or surface water on or groundwater under land) of any substance in any premises at any time used, owned or operated by any of the Group Companies which is in contravention of any Environmental Law in any material respect, and Contaminant and Contaminated shall be construed accordingly.

“CR Sale Shares” mean 105,307,500 issued ordinary shares in Hua Run Holdings, representing 72.90% of its total issued and paid-up share capital, beneficially owned by Champion Regal.

“CRC Group” means China Resources (Holdings) Company Limited and its subsidiaries.

“Disclosure Letter” means the disclosure letter dated the date of this Agreement from Champion Regal to Valspar.

“Disclosure Documents” means the documents and materials attached to the Disclosure Letter in the form of the two CD Roms marked “Pearl”.

“EBIT” means the earnings before interest and taxes shown in the audited consolidated accounts of Hua Run Holdings in a relevant year prepared in accordance with Hong Kong Financial Reporting Standards applied on a consistent basis, less (i) gains and losses from disposal of any business as shown in the audited consolidated accounts, and (ii) actual fees and expenses paid to directors in an amount not to exceed RMB3,000,000, in each case for the same year.

“Encumbrance” means a mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, third-party right or interest, other encumbrance or security interest of any kind, or any other type of preferential arrangement (including, without limitation, a title transfer or retention arrangement) having similar effect.

“Environment” means all or any of the following media, namely air, ground (surface and substrata) and water (surface and substrata).

“Environmental Law” means any law, rules or regulation of a Governmental Authority concerning the Environment applicable to any Group Company on or prior to the date of this Agreement in the PRC.

“Environmental Liability” means any costs, fees, expenses (including legal expenses), charges, outgoings, investigatory costs, cleanup costs, damages to property, personal injuries or penalties, suffered or incurred as a consequence of any Contamination or breach of Environmental Law.

“Escrow Agent” means Hang Seng Bank (Trustee) Limited or such other escrow agent in Hong Kong as the parties may agree.

“Escrow Agreement” means the Escrow Agreement in a form to be agreed and to be executed among Champion Regal, Valspar and the Escrow Agent, substantially containing the terms and conditions set out in clause 8.10.

“Escrow Documents” means:

(a)	all share certificates and documents of title relating to the Tranche One Option Shares, the Tranche Two Option Shares or the Tranche Three Option Shares; and

(b)

ten sets of instrument of transfer and bought and sold notes in respect of the Tranche One Option Shares, the Tranche Two Option Shares and the Tranche Three Option Shares duly signed by Champion Regal; and

(c)	Escrow Moneys.

“Escrow Moneys” means money put and held on escrow in accordance with Clause 8.10.

“Excess Cash” means an amount equal to the aggregate amount of cash in bank accounts of Hua Run Holdings and all of the Subsidiaries on the Closing Date less the amounts of (i) prepayments for orders existing on the Closing Date and (ii) dividend which have been declared but not paid as dividend prior to Closing by Hua Run Holdings for 2005 and 2006 up to the Closing Date to the maximum extent possible under applicable laws, but provided that the Excess Cash shall not fall below RMB180,000,000 and shall not exceed RMB300,000,000. Such amount of Excess Cash shall be confirmed by bank statements of Hua Run Holdings and all of the Subsidiaries to be delivered by Hua Run Holdings to Valspar no more than 3 Business Days after Closing, adjusted proportionally to the equity percentage in the Subsidiaries owned directly or indirectly by Hua Run Holdings.

“Exchange Rate” means the midpoint exchange rate for exchange of RMB into US$ published by the People’s Bank of China.

“Government Authorisation” means any consent, approval, authorisation, sanction, permission, waiver, order, registration, filing, clearance, qualification, license, permit, certificate or declaration from an applicable Governmental Authority.

“Governmental Authority” means any public, regulatory or governmental agency or authority in Hong Kong and PRC at the national, provincial, municipal or local level.

“Group Company” means Hua Run Holdings and all of the Subsidiaries collectively, or any one of them.

“Guangdong Dadi” means 廣東粵港大地制漆有限公司 (Guangdong Yuegang Dadi Paints Company Limited).

“Guarantee” means the Guarantee and Undertaking to be executed by Prime East Capital Limited and each of the Shareholders of Champion Regal substantially in the form set out in Schedule 5.

“Hong Kong” means the Hong Kong Special Administrative Region of the PRC.

“Hong Kong Subsidiaries” mean the Subsidiaries incorporated in Hong Kong.

“HSBC” means The Hongkong and Shanghai Banking Corporation Limited.

“Key Executives” means Opras Lavichant, Yao Juan, Meng Chong, Zhang Kai Yu, Wu Ge and Yu Rangbo.

“Long Stop Date” means the date specified in clause 6.2.

“Loss” means all losses, damages, claims, actions, liabilities, charges, penalties, settlement, outgoing or payment, legal costs and expenses.

“Management Accounts” has the meaning given to it in Schedule 7.

“Notice to Exercise” means a written notice to exercise the option to sell (from Champion Regal to Valspar) or the option to buy (from Valspar to Champion Regal) pursuant to clauses 7.1, 7.2 and/or 7.3, substantially in the form set out in Schedule 12.

“Offeror” has the meaning ascribed to it in clause 10.3.

“Option Price” has the meaning ascribed to it in clause 7.1.

“Party” or “Parties” mean(s) the named parties to this Agreement and their respective successors and permitted assigns.

“PRC Subsidiaries” means the Subsidiaries incorporated in the PRC.

“Purchase Price” means the consideration payable by Valspar to Champion Regal and the Trustee for the benefit of the Selling Trust Beneficiaries for the CR Sale Shares and the Trust Sale Shares respectively in the amounts designated in clause 5.1.

“Relevant Option Shares” has the meaning ascribed to it in clause 8.10(b).

“Relevant Trademarks” means those trademarks set out in Schedule 11.

“Representative” means a person, who shall be one of the Shareholders of Champion Regal, designated by all Shareholders of Champion Regal in writing set out in Schedule 15.

“RMB” means Renminbi, the lawful currency of the People’s Republic of China.

“Sale Shares” mean the aggregate of CR Sale Shares and Trust Sale Shares, comprised of 115,600,000 issued ordinary shares in Hua Run Holdings, representing 80% of its total issued and paid-up share capital.

“Schedules” mean the Schedules to this Agreement and Schedule shall be construed accordingly.

““Selling CR Shareholder” has the meaning ascribed to it in clause 10.3.

“Selling Trust Beneficiaries” mean the Trust Beneficiaries whose names are entered in Schedule 9.

“Share Award Plan” means the Share Award Plan of Hua Run Holdings adopted on October 18, 2004.

“Share Award Trustee” means HSBC International Trustee Limited acting in its capacity as the trustee pursuant to the Deed of Settlement for Huarun Share Award Trust dated October 19, 2004.

“Share Option Plan” means the Share Option Plan of Hua Run Holdings adopted on October 18, 2004.

“Share Option Trustee” means HSBC International Trustee Limited acting in its capacity as the trustee pursuant to the Deed of Settlement for Huarun Share Option Trust dated October 19, 2004.

“Shareholders Agreement” means the Shareholders Agreement to be entered into between Champion Regal and Valspar substantially in the form attached in Schedule 6.

“Shareholders of Champion Regal” mean the shareholders of Champion Regal listed in Schedule 2.

“Subsidiaries” mean the companies listed in Schedule 8.

“Tax” or “Taxation” means any tax, levy, charge, impost, duty, fee, deduction or withholding which is assessed, levied, imposed or collected by any Tax Authority on any Group Company and includes any interest, fine, penalty, charge, fee or other amount imposed in respect of the above.

“Tax Authority” means any government, state or municipality on any local, state, federal or other authority, body or official in the PRC or Hong Kong exercising a fiscal, revenue or customs and excise function.

“Tax Indemnified Loss” means the loss as defined in clause 8.8(b).

“Third Party Claim” means any claim or demand by a third party against any Group Company and includes claims by customers or suppliers, Governmental Authority, employee claims and claims by any counterparty to an agreement or arrangement to which any Group Company is a party.

“Tranche One Option Period” means the period from 1st anniversary of the Closing Date until the Business Day before the 5th anniversary of Closing Date.

“Tranche One Option Shares” mean 50% of the shares in Hua Run Holdings legally and beneficially owned by Champion Regal at any time after Closing but before the end of Tranche One Option Period.

“Tranche Three Option Shares” means 100% of the shares in Hua Run Holdings legally and beneficially owned by Champion Regal on the 5th anniversary of the Closing Date.

“Tranche Two Option Shares” means 100% of the shares in Hua Run Holdings legally and beneficially owned by Champion Regal on the 3rd anniversary of the Closing Date.

“Trust Beneficiaries” mean employees of Hua Run Holdings and/or any of its Subsidiaries or such other persons who (i) have been granted share awards pursuant to the Share Award Plan and/or share options pursuant to the Share Option Plan, or (ii) own any shares in Hua Run Holdings at any time after the date of this Agreement, including employees who acquire shares in Hua Run Holdings through any means before Closing.

“Trust Sale Agreement” means the sale and purchase agreement to be entered into between Valspar and the Trustee substantially in the form attached as Schedule 14.

“Trust Sale Shares” mean an aggregate of 10,292,500 issued ordinary shares in Hua Run Holdings legal title of which is held by the Trustee, representing 7.12% of its total issued and paid-up share capital, beneficially owned by the Selling Trust Beneficiaries as entered in Schedule 9.

“Trustee” means HSBC International Trustee Limited, a company incorporated in the British Virgin Islands and having its Head Office at Strathvale House, 2nd Floor, North Church Street, George Town, Grand Cayman, British West Indies and a place of business at Level 13, 1 Queen’s Road Central, Hong Kong.

“US$” means United States Dollars, the lawful currency of the United States.

“Warranties” means the warranties given by Champion Regal to Valspar as listed in Schedule 7.

1.2	Schedules. The Schedules and recitals to this Agreement form part of this Agreement.

1.3               Headings. Headings (including sub-headings) in this Agreement are inserted for convenience only and shall not affect the interpretation or construction of this Agreement.

1.4	References. Unless the context requires otherwise:
(a)	references to persons shall include individuals, bodies corporate (wherever incorporated), limited liability companies, unincorporated associations and partnerships.
(b)	any references to recitals, clauses, subclauses, Schedules are references to the recitals, clauses, subclauses, Schedules to and of this Agreement;
(c)	all times and dates in this Agreement shall be Hong Kong time and dates except where otherwise stated;
(d)

any statement qualified by the expression “to the knowledge of Champion Regal” or “so far as Champion Regal is aware” or any similar expression shall be deemed to include additional statements made after reasonable enquiries by the directors and officers of Champion Regal and Hua Run Holdings and the Key Executives, and the actual knowledge but not constructive knowledge of the Key Executives; and

(e)	words incorporating the singular only shall include the plural and vice versa and words importing a gender shall include every gender.

1.5

Non Business Day. If any rights or obligations under this Agreement fall on a day or date which is not a Business Day, such rights or obligations shall instead fall on the next succeeding Business Day after such stated day or date.

2.	SALE AND PURCHASE

2.1                CR Sale Shares. Champion Regal, as legal and beneficial owner of the Sale Shares, agrees to sell and Valspar agrees to purchase, subject to the terms and conditions of this Agreement and free from any Encumbrance and with all rights attaching or accruing thereto on or after the Closing Date, including the right to all dividends declared after Closing in respect thereof, the CR Sale Shares.

2.2                Trust Sale Shares. Champion Regal shall procure Hua Run Holdings to direct the Trustee, acting on behalf of each of the Selling Trust Beneficiaries, to sell and Valspar agrees to purchase, subject to the terms and conditions of the Trust Sale Agreement and free from any Encumbrance and with all rights attaching or accruing thereto on or after the Closing Date, including the right to all dividends declared after Closing in respect thereof, the Trust Sale Shares.

3.	CONDITION PRECEDENT

3.1               Condition Precedent. The obligation of Valspar to purchase the Sale Shares and the obligation of Champion Regal to sell the CR Sale Shares pursuant to the terms and conditions herein is conditional upon the Trustee and Valspar having entered into the Trust Sale Agreement.

3.2               Fulfilment. Champion Regal and Valspar each undertakes to use its best endeavours and act in good faith to fulfil or cause to be fulfilled the Condition Precedent specified in clause 3.1 as soon as reasonably practicable and in any event no later than the Closing Date.

4.	FURTHER COVENANT

4.1               Normal conduct of business. Except as contemplated or otherwise consented to by Valspar in writing, after the date of this Agreement Champion Regal shall procure Hua Run Holdings to carry on its business in the ordinary course and operate in a manner consistent with its past practice. Without limiting the generality of the foregoing, Hua Run Holdings shall not (a) engage in any business which is not part of its ordinary business as of the date of this Agreement, (b) enter into any agreement, contract with any person, entity, company, corporation, or business for a contract price in excess of RMB1,000,000 without prior consent of Valspar except in the ordinary course of business, (c) incur any indebtedness for borrowed money or issue any debenture or create any liabilities for any of the Group Company for an amount in excess of RMB1,000,000 without prior consent of Valspar except in the ordinary course of business, (d) increase the salaries or compensation, or declare any special bonus or award to any employee of any of the Group Company except pursuant to any share plan or amendments to existing plans agreed between the Parties, (e) sell, transfer, assign, create any Encumbrance over, or otherwise dispose of any of its assets or equity interest in any of its Subsidiaries or other companies except in its ordinary course of business or otherwise as disclosed to Valspar in the Disclosure Letter or with the prior consent of Valspar.

4.2	Excess Cash.	The Excess Cash shall be treated based on the following understandings:
(a)

Champion Regal undertakes that Hua Run Holdings and the Subsidiaries shall declare dividends for 2005 and 2006 up to the Closing Date to the maximum extent possible under applicable law prior to Closing,

(b)

Valspar does not claim any interest in the remaining Excess Cash which will be maintained in accounts of Group Companies bearing fixed annual interest rate at 6% until it is paid as contemplated in clause 4.2 (c),

(c)

Valspar shall use its reasonable endeavours to pay the Excess Cash as soon as reasonably practicable after Closing provided that Excess Cash shall be paid no later than the 3rd anniversary of Closing Date plus interest determined as provided in clause 4.2(b) on the Excess Cash during that period, to Champion Regal and the Trustee for the benefit of the Trust Beneficiaries in the proportions set out in Schedule 16.

5.	CONSIDERATION

5.1               Purchase Price. The aggregate Purchase Price for the purchase of the Sale Shares is RMB2,321,568,628 which is the sum of RMB2,114,866,681 payable by Valspar to Champion Regal and sum of RMB206,701,947 payable by Valspar to the Trustee for the benefit of the Selling Trust Beneficiaries on or before the Closing Date, subject to satisfactory fulfilment of the Condition Precedent, in its entirety in United States Dollars in cash in immediately available funds converted at the Exchange Rate on the date of this Agreement, provided that, in the event that the Exchange Rate the date of Closing changes by more than 3% as compared with the Exchange Rate on the date of signing of this Agreement, then the Purchase Price shall be exchangeable to US$ at the following formula:

RMB2,321,568,628
Purchase Price (in US$) =
(Exchange Rate on date of this Agreement + Exchange Rate on Closing Date) ÷ 2

5.2               Instruction. Payment of the Purchase Price shall be evidenced by irrevocable remittance instruction given by Valspar to its bank to remit the above specified Purchase Price by way of wire transfer to the accounts to be notified by Champion Regal and the Trustee at least 3 Business Days before the Closing Date and a facsimile copy of such irrevocable remittance instruction to be provided by Valspar to Champion Regal and the Trustee.

5.3	Working Capital Adjustment to Purchase Price.

In the event that Hua Run Holdings’ working capital at Closing is more than 5% below the twelve-month trailing average of net working capital for the twelve calendar months immediately preceding Closing as evidenced by management accounts to be prepared within 30 days of Closing Date, then the Purchase Price shall be adjusted downward by an amount equivalent to 50% of the amount by which the net working capital at Closing is more than 5% below the twelve-month trailing average of net working capital for the twelve calendar months immediately preceding Closing.

6.	CLOSING

6.1               Closing Date. Subject to satisfactory fulfilment of the Condition Precedent set out in clause 3.1, Closing shall take place no later than 5:00 PM (Hong Kong time) on the Closing Date (unless this Agreement has been terminated or the Closing Date has been postponed pursuant to clause 6.2) at the offices of Clifford Chance, 29th Floor, Jardine House, One Connaught Place, Hong Kong, at which time:

(a)	Valspar shall deliver or cause to be delivered to Champion Regal the documents and complete the actions as set out in Paragraph 1 in Schedule 4; and
(b)	Champion Regal shall deliver or cause to be delivered to Valspar the documents and complete the actions as set out in Paragraphs 2 and 3 in Schedule 4.

6.2               Termination or delay. If the Condition Precedent specified in clause 3.1 or any of the documents or actions set out in Schedule 4 has not been fulfilled to the reasonable satisfaction of Valspar by 5:00 PM (Hong Kong time) on the Closing Date, then this Agreement (except for clauses 9.4, 9.6, 9.7, 14, 15, 16, 17, 18, 19, 21, 22, 23) shall automatically terminate and be of no further force and effect and neither Party shall have any claim of any nature whatsoever against the other Party under this Agreement (except in respect of any accrued rights and liabilities of the Parties which have accrued prior to termination), unless Valspar, at its sole discretion, has by written notice to Champion Regal before 5:00 PM (Hong Kong time) on the Closing Date:

(a)	waived the Condition Precedent then unsatisfied; or
(b)

postponed the Closing Date to a date falling no later than 5:00 PM (Hong Kong time) on August 26, 2006 (“Long Stop Date”). If Valspar elects to postpone Closing Date in accordance with this subclause 6.2(b), then all references to Closing Date herein and all provisions of this Agreement shall apply and be interpreted as if the date set for Closing in clause 6.1 were the date to which Closing is so postponed.

6.3               Failure to close on Long Stop Date. If, for any reason, the Parties fail to complete Closing by the Long Stop Date, then this Agreement shall automatically terminate and be of no further force and effect and neither Party shall have any claim of any nature whatsoever against the other Party under this Agreement (except in respect of any accrued rights and liabilities of the Parties which have accrued prior to termination).

7.	PUT AND CALL OPTIONS

7.1               Tranche One Option Period. From the 1st anniversary of Closing Date until the last Business Day before the 5th anniversary of the Closing Date (“Tranche One Option Period”):

(a)

Champion Regal shall have a one-time option to sell to Valspar, and require Valspar to buy, any or all of the Tranche One Option Shares by giving a Notice to Exercise to Valspar any time during the Tranche One Option Period, at an option price per share equivalent to (___times the Adjusted EBIT of Hua Run Holdings in the financial year immediately prior to the date of the Notice to Exercise) divided by the aggregate of (i) the total number of issued shares of Hua Run Holdings on the Closing Date and (ii) any shares of Hua Run Holdings issued subsequent to Closing pursuant to any employee share-based incentive plan of Hua Run Holdings provided that such additional number of shares shall not be more than 900,000 shares (“Option Price”); and

(b)

If Champion Regal exercises this option to sell any or all of the Tranche One Option Shares during the Tranche One Option Period, then Valspar has the option to buy, and require Champion Regal to sell, any or all of the remaining shares in Hua Run Holdings legally and beneficially owned by Champion Regal at the Option Price by giving a Notice to Exercise to Champion Regal at any time.

(c)	The rights of Champion Regal and Valspar under subclauses 7.1(a) and (b) shall extinguish upon expiry of the Tranche One Option Period.

7.2               3rd Anniversary. On the 3rd anniversary of Closing Date (or the immediately following Business Day if it falls on a public holiday):

(a)	Champion Regal shall have an option to sell to Valspar, and require Valspar to buy, any or all of the Tranche Two Option Shares by giving a Notice to Exercise to Valspar, at the Option Price; and
(b)

Valspar has the option to buy, and require Champion Regal to sell, any or all of the Tranche Two Option Shares at the Option Price by giving a Notice to Exercise to Champion Regal, regardless of whether Champion Regal has exercised its option under subclause 7.2(a).

(c)

The rights of Champion Regal and Valspar under subclauses 7.2(a) and (b) shall extinguish after the 3rd anniversary of Closing Date (or the immediately following Business Day if it falls on a public holiday).

7.3               5th Anniversary. On the 5th anniversary of Closing Date (or the immediately following Business Day if it falls on a public holiday):

(a)	Champion Regal shall have an option to sell to Valspar, and require Valspar to buy, any or all of the Tranche Three Option Shares at the Option Price by giving a Notice to Exercise to Valspar; and
(b)

Valspar has the option to buy, and require Champion Regal to sell, any or all of the Tranche Three Option Shares at the Option Price by giving a Notice to Exercise to Champion Regal, regardless of whether Champion Regal has exercised its option under subclause 7.3(a).

(c)

The rights of Champion Regal and Valspar under subclauses 7.3(a) and (b) shall extinguish after the 5th anniversary of Closing Date (or the immediately following Business Day if it falls on a public holiday).

7.4               Exercise of option. As soon as reasonably practicable upon exercise of options specified in clauses 7.1, 7.2 and 7.3 by either Champion Regal or Valspar, and in no event later than 20 Business Days after the date of the relevant Notice to Exercise:

(a)

Champion Regal shall deliver or procure the delivery to Valspar of the share certificates representing the number of shares as directed by the Party giving the Notice to Exercise, together with duly executed instruments of transfer and sold notes for the transfer of the relevant number of shares;

(b)	Valspar shall produce to Champion Regal duly executed instrument of transfer and bought notes for the transfer of the relevant number of shares as directed by the Party giving the Notice to Exercise;
(c)

Valspar shall, upon closing of the relevant share sale pursuant to the exercise of an option in clauses 7.1, 7.2 and 7.3, pay the relevant Option Price in accordance with the relevant provisions of clauses 7.1, 7.2 and 7.3 (as the case may be); and

(d)

Champion Regal and Valspar each agree to execute and deliver to the other Party all such documents and undertakings as may be necessary to comply with filing requirements and complete all formalities in order to effectuate the transactions specified in clauses 7.1, 7.2 and/or 7.3.

7.5               Calculation of Option Price. To the extent that the Adjusted EBIT for a relevant year for the purpose of calculation of the Option Price under clauses 7.1, 7.2 and 7.3 is reduced due to a claim paid to Valspar under this Agreement, such reduction in Adjusted EBIT shall not be taken into consideration for purpose of determining the Option Price under clauses 7.1, 7.2 and 7.3.

8.	WARRANTIES

8.1              Warranties. Champion Regal represents and warrants to Valspar in the terms of the Warranties as set out in Schedule 7 and acknowledges that Valspar has entered into this Agreement in reliance upon the Warranties.

8.2              Warranties construed as separate. Each of the Warranties shall be construed as a separate Warranty and (except as expressly provided to the contrary) shall not be limited or restricted by reference to or inference from the terms of any other Warranty or any other term of this Agreement.

8.3               Repetition of Warranties. The Warranties shall be deemed to be repeated immediately before Closing with reference to the facts and circumstances then existing. Champion Regal undertakes to notify Valspar in writing promptly of all information which comes to the knowledge of Champion Regal in relation to any fact, matter or event (whether existing on or after the date of this Agreement or arising afterward) which may constitute or give rise to a breach of any of the Warranties.

8.4              Warranties not affected by Closing. The rights and remedies of Valspar in respect of the Warranties shall not be affected by (i) Closing, (ii) any investigations made into the affairs of any Group Company by or on behalf of Valspar after the date of this Agreement, or (iii) save as otherwise provided herein any event or matter whatsoever after the date of this Agreement, other than a specific and duly authorised written waiver or release by Valspar.

8.5	Matters disclosed. The Warranties are qualified by:
(a)	provisions set out in this Agreement;
(b)	any specific disclosures set out in the Disclosure Letter;
(c)	facts and statements contained in the Disclosure Documents; and
(d)

public information that is available to Valspar by way of a search conducted on or prior to the date of this Agreement against any of the Group Companies incorporated in Hong Kong at the Hong Kong Companies Registry, Hong Kong Trademark Registry and Hong Kong High Court searches.

8.6               Valspar’s knowledge. Valspar shall have no right to claim under the Warranties in respect of any matter of which it has actual knowledge (but not constructive) as at the date of this Agreement and Valspar shall be deemed to have actual knowledge (but not constructive) of all matters contained in clause 8.5(a) through (d). References to actual knowledge of Valspar shall be a reference to the actual knowledge (but not constructive) of Gary Hendrickson, Rolf Engh, Tim Beastrom, Tracy Jokinen, Xiao Zhang and Tyler Treat.

8.7               Representations and warranties of Valspar. Valspar represents and warrants to Champion Regal that this Agreement constitutes legal, valid and binding obligations of it enforceable in accordance with their respective terms, and its execution, delivery and performance will not result in a breach of or default under any law, regulation or instrument by which it is bound. The representations and warranties in this clause shall be construed as separate and deemed to be repeated immediately before Closing with reference to the facts and circumstances then existing.

8.8               Indemnities. Champion Regal agrees to hold Valspar, its holding company and subsidiary, including Hua Run Holdings and the Subsidiaries after Closing, and each of their respective directors, officers and employees (collectively “Indemnified Persons”), fully indemnified on demand against any Loss, suffered or incurred by any of the Indemnified Persons as a result of or in connection with:

(a)

any Third Party Claim which has been made or may hereafter be made against any of the Indemnified Persons, wholly or partly, in relation to the divestment of interest in any business or entity by any member of the Group Company prior to Closing. The indemnity under this clause 8.8(a) is not subject to the limitation specified in clause 9.2, 9.3, 9.4, 9.6 and 9.7, provided that any claim under this clause 8.8(a) is limited to the Purchase Price;

(b)

any Claim made by or on behalf of any Tax Authorities against Hua Run Holdings or any of its Subsidiaries for any payment of any form of Taxation, including without limitation enterprise income tax, individual income tax, withholding tax for employees’ salaries and other forms of employees’ income such as equity-based income, property tax, tax on capital gain, sales and value added tax, stamp duty, customs and other import and excise duties, and generally any tax, duty, assessment or any such amount in relation to income received, earned and accrued by Hua Run Holdings or any of its Subsidiaries, relating to any date or period prior to the Closing Date, including any fines, penalties relating to such Claim (“Tax Indemnified Loss”); or

(c)

Environmental Liabilities arising out of or relating to any action or occurrence prior to Closing (whether known or unknown at Closing) on the premises at which any of the Group Company operates or previously operated other than:

(i) Guangdong Huarun Paints Co. Ltd. (广东华润涂料有限公司) at No. 3 Huasheng Road, Xinghua Industrial City, Shunde District, Foshan City, Guangdong (广东省顺德市容桂镇华兴工业区华盛路3号),
(ii) Foshan Shunde Jiexin Paints Co. Ltd. (佛山市顺德区华润捷信漆业有限公司) at No. 1 Xijiao Road, Siji, Ronggui Street, Shunde District, Foshan City, Guangdong (广东省佛山市顺德区容桂街道四基西窖路之一), and
(iii) Foshan Shunde Yuegang Dadi Paints Co. Ltd. (佛山市顺德区粤港大地制漆有限公司) at Gaoli Industrial Zone, Ronggui Street, Shunde District, Foshan City, Guangdong (广东省佛山市顺德区容桂街道高黎工业区).

8.9               Relevant Trademarks. In the event that before the expiration of 10 years from the Closing Date, (i) the Trademark Office or the Trademark Review and Adjudication Board or any Court in the PRC rules that any opposition to or application for cancellation of any of the Relevant Trademarks by any member of the CRC Group is successful, and (ii) a PRC court affirms the said ruling, then: Champion Regal shall pay the Company a sum of US$10,000,000 as liquidated damages, but not as penalty, to compensate the Company for the loss suffered by it in connection with the costs which would be incurred by the Group for resignage, relabelling, rebranding and merchandising of the Group’s products; and Champion Regal and Valspar agree that the sum of liquidated damages set out in this Clause is a fair and reasonable pre-estimate of the damages likely to be suffered by Valspar as a result of the successful opposition or cancellation of the Relevant Trademarks by any member of the CRC Group. Valspar agrees that the payment of indemnities and liquidated damages pursuant to this Clause 8.9 will be in full discharge of any claim arising from breach of the Warranties or otherwise arising from the Trademark Office or the Trademark Review and Adjudication Board or any Court in the PRC ruling in favour of the CRC Group with respect to an opposition to or application for cancellation of any of the Relevant Trademarks and the Relevant Trademarks.

8.10	Escrow Agreement.
(a)	Champion Regal shall at Closing deliver the Escrow Documents to the Escrow Agent to be held in escrow subject to the terms and conditions of the Escrow Agreement and this Agreement.

(b)	Each of Champion Regal and Valspar shall procure the Escrow Agent to release the Escrow Documents as follows:
(i)

upon the closing of an option pursuant to clause 7.1, 7.2 or 7.3, the Escrow Agent must release the share certificate(s) for the relevant Tranche One Option Shares, Tranche Two Option Shares or Tranche Three Option Shares the subject of Notice to Exercise (as applicable) (“Relevant Option Shares”) and the instrument of transfer and contract notes in respect of the Relevant Option Shares duly executed by Champion Regal to Valspar,

(ii)

if on the 6th anniversary of Closing Date, Escrow Documents are still held by the Escrow Agent, the Escrow Agent must on the first Business Day immediately following the 6th anniversary of Closing, release all the Escrow Documents to Champion Regal,

(iii)

if on or before expiry of the 6th anniversary of Closing Date, Champion Regal is (i) liable for indemnification pursuant to clause 8.8, payment of liquidated damages pursuant to clause 8.9 or (ii) found by a court of competent jurisdiction to have breached this Agreement and damages are awarded in favour of Valspar, or (iii) settlement is reached by Champion Regal and Valspar in respect of a claim under this Agreement, and (iv) the damages or settlement amount remain unpaid for 45 days after the due date as evidenced by written notice given by Valspar to the Escrow Agent with a copy to Champion Regal for payment and Champion Regal has not given to the Escrow Agent written notice of objection of Valspar’s claim and proof of payment of damage or settlement within 10 Business Days of such notice being given to the Escrow Agent and Champion Regal, the Escrow Agent will, pursuant to the Escrow Agreement, transfer such proportion of Champion Regal’s shares in Hua Run Holdings to Valspar as represents the amount of the unpaid damages or settlement based on per share value of (a) ___times EBIT for the prior financial year, less (b) the amount of the unpaid damages or settlement, which amount shall then be divided by the total number of issued shares of Hua Run Holdings outstanding at the time,

(iv)

If and when the value of Champion Regal’s shares in Hua Run Holdings held by the Escrow Agent falls below US$12,500,000 at per share value of ___ times EBIT for the prior financial year, divided by the total number of issued shares of Hua Run Holdings outstanding at the time, then Champion Regal shall supplement the value of its shares being held by Escrow Agent by depositing a cash amount so that the value of remaining shares held by Escrow Agent plus the cash amount will aggregate to no less than US$12,500,000 and will maintain such amount in the Escrow Agent’s account until the 6th anniversary of Closing. Champion Regal agrees that Valspar shall, upon its sole discretion, be entitled to deduct a cash amount from the Option Price payable to Champion Regal upon its exercise of option pursuant to clauses 7.1(a), 7.2(a) or 7.3(a) and direct such amount to the Escrow Agent sufficient to maintain the US$12,500,000 in the Escrow Account upon exercise of an option.

8.11             Tax elections. Champion Regal shall procure Hua Run Holdings to make, and procure Hua Run Holdings to direct the Trustee to assist in making, such United States tax elections as may be reasonably requested by Valspar under U.S. Treasury Regulations Section 301.7701-3 and Internal Revenue Code Sections 754 and 338 provided that such elections shall not be filed prior to Closing.

9.	LIMITATION ON CLAIMS

9.1               Time limit on claims. Subject to clause 9.5 below, Champion Regal shall not be liable for any claim made under or in connection with any of the Warranties or indemnities in clause 8.8 unless a written notice, giving particulars of the claim, is made within:

(a)	6 years after Closing for claims under clause 8.8(a);
(b)	6 years after Closing for claims relating to Tax;
(c)	5 years after Closing for claims relating to Environment;
(d)	2 years after Closing for claims in general (except those specified in subclauses (a), (b) and (c) above); and
(e)

in any case, unless the claim has been settled or legal proceedings in a court of competent jurisdiction in respect of a claim have been commenced by Valspar against Champion Regal within one year of the relevant claim being notified by Valspar to Champion Regal under clause 9.1.

9.2	Minimum monetary limit on claims. Except as otherwise provided in clause 9.14(c):

(a)                Subject to clause 9.5 below, Champion Regal shall not be liable for any claim under this Agreement to the extent it relates to the business, operations, assets or property of Guangdong Dadi unless the aggregate liability in respect of all such claims exceeds RMB10,000,000 and thereafter such claims will only be recoverable to the extent the aggregate of all claims under this Agreement that fall within the limitation of clause 9.2(b) exceeds the threshold in clause 9.2(b). For the avoidance of doubt if claims relating to Guandong Dadi do not exceed RMB10,000,000 such claims shall not be taken into account for the purposes of the RMB30,000,000 threshold in clause 9.2(b); and

(b)                Subject to clause 9.5 below, Champion Regal shall not be liable for any claim under this Agreement unless the aggregate liability of Champion Regal in respect of all claims that fall within the limitation of this clause 9.2(b) exceeds RMB30,000,000 (in which event Valspar shall be entitled to claim the whole amount of such claims and not merely the excess over RMB30,000,000).

9.3                Maximum monetary limit on claims. Subject to clause 9.5 below, the aggregate amount of the liability of Champion Regal for all claims under this Agreement other than a claim under clause 8.8(a) shall not exceed 30% of the total Purchase Price.

9.4                No consequential loss. No Party shall be liable to the other for any consequential loss which may be suffered by the other in connection with the breach of this Agreement, except for any consequential loss resulting from the conduct specified in clause 9.5.

9.5                Exception to limitations. None of the limitations contained in clauses 9.1 to 9.4 and 9.6 shall apply to any breach of this Agreement which (or the delay in the discovery of which) is the consequence of fraud, by Champion Regal, any member of the Group Company, or any of their shareholders, officers, directors, employees, agents or representatives.

9.6                Remedy. Save in respect of fraud and so far as permitted by law each of the Parties agrees and acknowledges that its only right or remedy in relation to any claim made in connection with this Agreement shall be for breach of the terms of this Agreement to the exclusion of all other rights and remedies including those arising under tort or legislation (including the Misrepresentation Ordinance, Chapter 284 of the Laws of Hong Kong).

9.7                Valspar’s duty to mitigate. If and when Valspar becomes aware or gains knowledge of the occurrence of an event, action or omission to act which entitles Valspar to make a claim under this Agreement , Valspar shall take all such action reasonable given the circumstances for the purpose of mitigating loss and damages which can arise from such breach.

9.8                No liability due to change in law. Except as otherwise provided in clause 9.14(c), the liability of any Party in respect of any claim under this Agreement is reduced or extinguished (as the case may be) to the extent that the claim occurs or is increased as a result of legislation not in force or in effect at Closing.

9.9                No double recovery. No Party is entitled to recover any damages more than once in respect of the same Loss.

9.10             Conduct of claims. In the event of any Third Party Claim against any Group Company under this Agreement:

(a)

Valspar agrees at the reasonable request of Champion Regal to regularly consult with Champion Regal in relation to the conduct of the Third Party Claim and provide copies of all court documents and inter-party correspondence relating to the Third Party Claim except those which are protected by privilege or confidentiality obligation;

(b)

Champion Regal and Valspar agree to cooperate with each other and make reasonable efforts to minimize the liability under the Third Party Claim, provided that Valspar shall not be required to take any action which might reasonably be regarded as harmful to the goodwill, reputation, affairs or operation of Valspar or any member of the Group Company; and

(c)	Valspar may not settle or compromise the Third Party Claim without the consent of Champion Regal, such consent not to be unreasonably withheld.

9.11              Additional recovery. If Champion Regal has paid an amount in discharge of any claim under this Agreement (including an indemnity claim) and Valspar or any Group Company recovers (whether by payment, discount, credit, relief, insurance or otherwise) from a third party a sum which indemnifies or compensates or discharges Valspar or any Group Company (in whole or in part) in respect of the same Loss except to the extent that such third party is itself liable to Valspar or any Group Company, by contribution or otherwise, for the same Loss, then Valspar shall pay to Champion Regal as soon as reasonably practicable after receipt of the benefit of such subsequent recovery, the lesser of the following:

(a)

any sum subsequently recovered from third party less any costs and expenses incurred in obtaining the recovery (including in respect of any claim under an insurance policy any costs associated with an increase in the premium payable or increase in deductible as a result of such claim) and less any tax payable by Valspar attributable to such recovery,

(b)	the amount previously paid by Champion Regal to Valspar less any tax attributable to the recovery and any cost and charges incurred by Valspar in order to obtain such recovery from Champion Regal.

Any payment made to Champion Regal under this clause shall be made by way of further adjustment of the Purchase Price and Option Price payable by Valspar to Champion Regal.

9.12             Reduction of liability. The liability of Champion Regal in respect of any claim under this Agreement is reduced or extinguished (as the case may be) to the extent that:

(a)	the subject matter of any claim is provided for in the Accounts or the Management Accounts; or
(b)	except as otherwise provided in clause 9.14(c), the claim occurs or is increased as a result of legislation not in force or in effect at the date of this Agreement; or
(c)

except as otherwise provided in clause 9.14(c), the claim occurs as a result of a change after the date of this Agreement in any law or interpretation of law and administrative practice of a government or regulatory body; or

(d)

any act or omission of Valspar after the Closing Date, committed or effected outside the ordinary course of business and which is inconsistent with the Group’s past practice in the knowledge that such act or omission would reasonably give rise to or increase the extent of a claim under this Agreement (but the reduction under this clause 9.12(d) only relates to the extent the claim is increased).

9.13	Acknowledgments. Valspar acknowledges that:
(a)	the Warranties are the only warranties that Valspar requires, and on which Valspar has relied, in entering into this Agreement; and
(b)

to the extent permitted by law, all other warranties, representations and undertakings (whether express or implied and whether oral or in writing) made or given by any member of the Group or their respective employees, customers, agents or representatives are expressly excluded.

9.14	Specific Limitations on indemnity on Taxation.
(a)

Champion Regal is not liable in respect of any Claim under 8.8(b) to the extent that the matter giving rise to a Claim would not have arisen but for Hua Run Holdings’ or its Subsidiaries’ failure to make a claim, election, surrender or disclaimer or give a notice, under, or in connection with, a provision of an enactment or regulation relating to Tax after Closing Date, the anticipated making giving or doing of which was taken into account in computing the provision for Tax in the Accounts or the Management Accounts.

(b)

Champion Regal is not liable in respect of any Claim under 8.8(b) to the extent that Hua Run Holdings or its Subsidiaries or Valspar obtains the benefit of a relief in an accounting period ending after the Closing Date for an expenditure, reserve or provision which was recognised in the Accounts or the Management Accounts but was not, in preparing the Accounts or the Management Accounts, treated as deductible.

(c)

To the extent that the matter giving rise to a Claim is a Tax liability which arises in consequence of an event occurring after Closing in Hua Run Holdings’ or its Subsidiaries’ usual course of business.

(d)

With respect to any Tax Indemnified Loss relating to any Group Company’s withholding obligation, the provisions of clauses 9.2, 9.8, 9.12(b) and 9.12(c) do not apply, and Champion Regal’s obligation shall not be affected by any knowledge (actual or constructive) of Valspar.

(e)

To the extent that the matter giving rise to a Claim is a Tax liability which arises in consequence of an event occurring after Closing in Hua Run Holdings’ or its Subsidiaries’ usual course of business.

9.15	Management of Tax disputes
(a)

Without prejudice to the rights of Valspar under Clause 8.8(b), if Valspar or any member of the Group Companies becomes aware of an actual or potential Claim which is likely to be a Tax Indemnified Loss, Valspar must give written notice of the Claim to Champion Regal without prejudice to the right of Valspar under clause 8.8(b).

(b)

If Champion Regal informs Valspar, Champion Regal may manage the conduct of any actual or potential Claims which is likely to be a Tax Indemnified Loss (a “Vendor Managed Tax Claim”); and at the cost of Champion Regal and subject to the provisions of clause 9.15(d) below, Champion Regal will be responsible for managing the conduct of any dispute of a Vendor Managed Tax Claim including all negotiations, correspondences, compromises, settlements and other dealings with the relevant Tax Authority.

(c)

If Champion Regal notifies Valspar that Champion Regal does not wish to manage an actual or potential Claim that is likely to be a Tax Indemnified Loss, or if Champion Regal does not diligently manage the conduct of the Vendor Managed Tax Claim, Valspar shall be entitled to take action as may reasonably required, including responding to or filing any document requested by any Tax Authority, as may be required by applicable law or to avoid material harm to the goodwill, reputation, affairs or operation of Valspar or any member of the Group Company.

(d)	In relation to a Vendor Managed Tax Claim, Champion Regal shall:
(i)	act in good faith and in accordance with law at all times;
(ii)	consult with Valspar in relation to the conduct of the Claim;
(iii)	provide Valspar or nominee (including its advisers if so requested) with an opportunity to be involved in the day to day conduct of the Claim;
(iv)	obtain the prior agreement (not to be unreasonably withheld or delayed) of Valspar before settling or compromising any matter relating to the Claim; and
(v)	both Champion Regal and Valspar shall promptly make available to the other Party,
(i)	but in any event within five days of receipt, a copy of the relevant portion of any notice, correspondence or other document relating to the Claim; and
(ii)	all documents and other information and access to employees and tax advisors of the Party that are relevant for the purposes of dealing with the Claim.
(e)	Valspar must ensure that each Group Company:
(i)	allows Champion Regal to manage a Vendor Managed Tax Claim in the way set out in this Clause; and
(ii)

provides Champion Regal with all reasonable assistance in relation to a Vendor Managed Tax Claim including making objections, and applications, giving consents and approvals, issuing proceedings, defending claims, taking steps in those proceedings, and not unreasonably withholding or delaying agreement to the settlement or compromise of a Vendor Managed Tax Claim in a manner consistent with applicable law and not otherwise reasonably regarded as harmful to the goodwill, reputation, affairs or operation of Valspar or any Group Company.

(f)

For the avoidance of doubt, Champion Regal must fully indemnify Valspar and each Group Company for all Losses and Claims and costs incurred as a result of Champion Regal managing the conduct of any actual or potential Claim.

9.16	Audit or investigation
(a)

If, during the period of six years after Closing any Group Company is notified by any Governmental Authority or receives any enquiries relating to any actual or potential investigation or audit or correspondence of a like nature which could result in a review of the relevant Group Company by the Governmental Authority in respect of a period prior to Closing, Valspar will be responsible for all responses to the Governmental Authority.

(b)	In relation to the responses, Valspar must:
(i)	act in good faith at all times;
(ii)	consult with Champion Regal in relation to the conduct of the investigation or audit or correspondence of a like nature which could result in a review of any Group Company; and
(iii)

notify Champion Regal as soon as practicable and in any event not later than 21 days after receipt of such notification, enquiries or correspondence, giving it notice of and detailing the relevant circumstance and notification.

10.	RESTRICTIONS ON DISPOSAL

10.1             No disposal of shares in Hua Run Holding by Champion Regal. Champion Regal undertakes that without the prior written consent of Valspar, Champion Regal will not, for as long as it owns any equity in Hua Run Holdings, sell, transfer, assign or otherwise dispose of or create any Encumbrance in respect of any or all of the issued shares of Hua Run Holdings legally and beneficially owned by it except pursuant to clauses 7.1, 7.2 and 7.3.

10.2             No disposal of shares in Champion Regal by Shareholders of Champion Regal. Champion Regal shall cause each of the Shareholders of Champion Regal to undertake as part of the Guarantee (as attached in Schedule 5):

(a)

not to sell, transfer, assign or otherwise dispose of or create any Encumbrance in respect of any or all of the issued shares of Champion Regal registered in his name whether now or in the future for as long as Champion Regal owns any equity in Hua Run Holdings except in accordance with Clause 10.3 or with the prior written consent of Valspar, and

(b)

not to authorize or approve any increase in the authorized share capital of Champion Regal, any offering, issuance or placement of new shares in Champion Regal, or other securities convertible or exchangeable into or representing shares (whether ordinary, preference, redeemable or any other class) in Champion Regal, or allotment of any such shares to any person for as long as Champion Regal owns any equity in Hua Run Holdings except as a rights issue.

10.3       Valspar’s pre-emption right over shares in Champion Regal. If at any time any of the Shareholders of Champion Regal (“Selling CR Shareholder”) receives a bona fide offer from any third party (“Offeror”) except another Shareholder of Champion Regal to purchase his shares in Champion Regal, or a Selling CR Shareholder wishes to sell his shares in Champion Regal to any third party except another Shareholder of Champion Regal, Valspar shall be entitled to a first right of refusal to purchase such shares upon the following terms and conditions which will be confirmed by each of the Shareholders of Champion Regal in the Guarantee (as attached in Schedule 5):

(a)

If there is a bona fide third party Offeror, the Selling CR Shareholder shall make an offer in writing to sell such shares to Valspar at such price and on such other terms as offered by the Offeror, provided that the Selling CR Shareholder shall provide sufficient proof of the price and the terms offered by the Offeror.

(b)	If there is no third party Offeror, a Selling CR Shareholder can make an offer in writing to sell such shares to Valspar at a price to be mutually agreed upon.
(c)

Valspar shall then have 60 days from the date of receipt of the above written offer to notify the Selling CR Shareholder in writing of its acceptance of the offer. If all of the shares being offered by the Selling CR Shareholder are not accepted by Valspar then the Selling CR Shareholder shall have the right to dispose of any of his remaining shares in Champion Regal on terms not more favourable than those offered to Valspar, provided that, if Valspar recommends any third-party buyer who is willing to accept such offer, then such third-party buyer shall have priority over any other buyer proposed by the Selling CR Shareholder.

11.	NON-COMPETE COVENANTS

11.1             Covenants of Champion Regal. With effect from the date of this Agreement and unless and until 10 years after the Closing Date, or such shorter period as may be enforceable under Hong Kong law, Champion Regal shall not:

(a)

directly or indirectly, on its own account or in conjunction with or on behalf of any person, firm or company carry on or be engaged, concerned or interested (other than as a holder of less than 3 per cent of any class of shares or debentures listed on a recognized stock exchange), or enter into or otherwise have an interest in any joint venture, investment agreement or other similar arrangements involving business cooperation or investment (whether or not legally binding or subject to conditions), in connection with the operations of any paint and coating business in Hong Kong and the PRC without the prior written consent of Valspar,

(b)

solicit or entice away any person, firm or company who is or has been a customer of Hua Run Holdings, at any time from twelve months before the date of execution of this Agreement through the term of the Shareholders Agreement, for the purpose of offering to such customer goods or services similar to or competing with those of Hua Run Holdings, or

(c)

solicit or entice away or endeavour to entice away any officer, manager or employee of Hua Run Holdings or any of the Subsidiaries, whether or not such person would commit a breach of contract by reason of resigning or terminating service except this restriction shall not apply to the extent an officer, manager or employee of Hua Run Holdings or any of the Subsidiaries first approaches Champion Regal at any time two years after the Closing Date in respect to an advertisement placed by it.

11.2             Covenants of Shareholders of Champion Regal. Champion Regal shall procure each of the Shareholders of Champion Regal to repeat and restate, on his own behalf, each of covenants as stated by Champion Regal in clause 11.1 as part of the Guarantee (as attached in Schedule 5).

12.	REPRESENTATIVE OF SHAREHOLDERS OF CHAMPION REGAL

Effective upon the Closing, the Representative shall act as representative of all Shareholders of Champion Regal. The Representative shall take any and all actions and make any decisions required or permitted to be taken by the Shareholders of Champion Regal, including, without limitation, the exercise of the power to: (a) exercise the options of Champion Regal pursuant to clauses 7.1(a), 7.2(a) and 7.3(a); (b) agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts and judgment awards with respect to any claim against Champion Regal arising from or in connection with this Agreement; (c) resolve, settle or compromise any claim for indemnification by Valspar under clause 8.8; (d) generally act as agent and representative on behalf of all Shareholders of Champion Regal in all dealings with Valspar in respect of the performance of Champion Regal’s obligations under this Agreement; and (e) take all actions necessary in the judgment of the Representative for the accomplishment of the foregoing. The Representative shall have authority and power to act with respect to the disposition, settlement or other handling of all claims for indemnification by Valspar under clause 8.8 hereof, and all rights or obligations arising thereunder. Valspar shall be entitled to rely on any action or decision of a Representative as the action or decision of all Shareholders of Champion Regal. Any change, removal or resignation of the Representative shall take effect only upon ten (10) days’ prior written notice from the Shareholders of Champion Regal to Valspar to designate a successor Representative. If the Representative sells all of his shares in Champion Regal, the other Shareholders of Champion Regal shall procure to designate a successor Representative.

13.	TECHNOLOGY TRANSFER

At reasonable time after Closing, Valspar shall transfer technology and know-how for __________________ coatings and _______ into Hua Run Holdings upon execution of a license agreement at a royalty to be determined based on Valspar’s corporate policy for inter-company transaction.

14.	ENTIRE AGREEMENT

This Agreement sets out the entire agreement and understanding among the Parties with respect to the subject matter of it and supersedes any understanding, whether written or not, among the Parties and any of Term Sheets discussed by the Parties shall cease to have any further force and effect.

15.	AMENDMENT

No amendment of this Agreement (or any Schedules or document entered into pursuant to this Agreement) shall be valid unless it is in writing and signed by or on behalf of all Parties.

16.	ASSIGNMENT

Except as otherwise expressly provided in this Agreement and subject to the provisions of this Agreement, Schedules and other documents entered into pursuant to this Agreement, no Party shall nor shall it purport to assign, transfer, charge or otherwise deal with all or any of its rights under this Agreement or grant, declare, create or dispose of any right or interest in it without the prior written consent of the other Party. This Agreement and all the terms and conditions herein shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

17.	ANNOUNCEMENTS AND CONFIDENTIALITY

17.1             No announcement. Except as required by law or by any stock exchange or governmental or other regulatory or supervisory body or authority of competent jurisdiction to whose rules the Party issuing or making the announcement or circular or disclosure is subject, whether or not having the force of law, no announcement or circular or disclosure in connection with the existence or the subject matter of this Agreement shall be issued or made by or on behalf of a Party (including for this purpose any of the Subsidiaries) without the prior approval of the other Party, such approval not to be unreasonably withheld or delayed.

17.2             Consultation. Where any announcement or circular or disclosure is issued or made in reliance on the exception in clause 17.1, the Party issuing or making the announcement or circular or disclosure shall use all reasonable endeavours to consult with the other Party in advance as to the form, content and timing of the announcement or circular or disclosure.

17.3             Confidentiality undertakings. Save as pursuant to clause 17.1, each Party undertakes that it shall keep confidential (and to ensure that its officers, employees, agents and professionals and other advisers keep confidential) any information which it may have or acquire (whether before or after the date of this Agreement) in relation to the customers, employees, business, assets, know-how or affairs of the other Party and the transactions contemplated by this Agreement, and shall not use for any purpose (other than the exercise of rights under this Agreement, the Schedules and other agreements entered into pursuant to this Agreement, or to give effect to any strategic, managerial, technical and operational cooperation between the Parties) or disclose to any third party any such information (collectively, Confidential Information) without the consent of the other Party.

17.4             Excluded information. The confidentiality undertaking of each Party under clause 17.3 shall not apply to any information which is:

(a)	publicly available at the time of disclosure or thereafter through no fault of that Party;
(b)	in the possession of that Party prior to its receipt from the other Party as evidenced by written records;
(c)	disclosed to that Party by a third party which did not acquire the information under an obligation of confidentiality; or
(d)

required to be disclosed by any law or the rules of any stock exchange or governmental or other regulatory or supervisory body or authority of competent jurisdiction, whether or not having the force of law.

17.5             Confidentiality Agreement. The Confidentiality Agreement dated February 22, 2006 entered into between The Valspar Corporation and Hua Run Holdings shall be superseded by this Agreement.

18.	SEVERABILITY

If any provision of this Agreement is held to be invalid or unenforceable, then such provision shall (but only so far as it is invalid or unenforceable) be given no effect and shall be deemed to be severed from this Agreement but without invalidating any of the remaining provisions of this Agreement.

19.	WAIVERS AND CONSENTS

19.1             Waivers. No failure on the part of any Party to exercise, and no delay on its part in exercising, any right or remedy under this Agreement will operate as a waiver thereof nor will any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

19.2             Writing required. Any waiver of any right or remedy under this Agreement, and any consent by a Party under any provision of this Agreement, must be in writing. Any waiver or consent shall be effective only in the instance and for the purpose for which it is given.

20.	FURTHER ASSURANCE

Each Party shall do or cause to be done all such further acts and things, and execute or cause the execution of all such other documents, as the other may from time to time reasonably require, whether on or after the date of this Agreement, for the purpose of giving to the other Party the full benefit of all of the provisions of this Agreement.

21.	NOTICES

21.1             Service of notices. Each notice, demand or other communication given or made under or in connection with this Agreement shall be in writing and delivered or sent by hand or courier to the relevant Party at its address or fax number set out below (or such other address or fax number as the addressee has by five Business Days’ prior written notice specified to the other Party):

To Champion Regal Limited:

Address:	Suite 1403-4 14th Floor, Nan Fung Tower, 173 Des Voeux Road Central, Hong Kong
Fax Number:	(852) 2376 0370
Attention:	The Board of Directors

With a copy to Guangdong Huarun Paints Company Limited

Address:	No. 3 Huasheng Road, Xinghua Industry City
Ronggui Shunde, Foshan, Guangdong PRC
Fax Number:	(86 757) 2837 6547
Attention:	Mr. Opras Lavichant

To Valspar:

Address:	1101 South Third Street, Minneapolis, Minnesota 55415, United States of America
Fax Number:	(1) 612 375 7313
Attention:	Mr. Tim Beastrom

Any notice, demand or other communication so addressed to the relevant Party shall be deemed to have been delivered (a) if given or made by hand or courier, when actually delivered to the relevant address, and (b) if given or made by fax, at the time of transmission.

21.2             Deemed receipt. Any notice received (or deemed received if not actually received by the time of the deemed receipt) after 4.00 p.m. on any day shall be deemed to have been received on the immediately following Business Day.

22.	COSTS AND EXPENSES

Each Party shall bear its own legal and other costs in respect of the negotiation, preparation, closing and implementation of this Agreement. Each Party will pay equal share of Hong Kong stamp duty arising from the transfer of the Sale Shares except that Valspar will pay the entire stamp duty for Trust Sale Shares.

23.	GOVERNING LAW AND DISPUTE RESOLUTION

23.1             Choice of law. This Agreement shall be governed exclusively by and construed in accordance with the laws of Hong Kong without giving effect to any conflict of law rules requiring the substantive law of any other jurisdiction.

23.2             Choice of forum. The Parties agree to submit to the jurisdiction of the Courts of Hong Kong with regard to any dispute, difference, controversy or claim arising out of or in connection with this Agreement.

24.	COUNTERPARTS

This Agreement may be executed in any number of counterparts and by the Parties hereto on separate counterparts, each of which when so executed shall be an original, but all of which shall together constitute one and the same instrument.

AS WITNESS this Agreement has been signed on behalf of the Parties the day and year first before written.

SCHEDULE 4	CLOSING OBLIGATIONS
1.	Valspar’s Closing obligations. At Closing, Valspar shall deliver or shall cause to be delivered to Champion Regal and shall do or cause to be done:
(a)	a certified copy of a resolution of the board of directors of Valspar approving the execution and performance of this Agreement and the transactions contemplated herein,
(b)	pay to Champion Regal the Purchase Price for the CR Sale Shares evidenced by a facsimile copy of the irrevocable remittance instruction described in clause 5.2 of this Agreement,
(c)	pay to Trustee the Purchase Price for the Trust Sale Shares evidenced by a facsimile copy of the irrevocable remittance instruction described in clause 5.2 of this Agreement,
(d)	duly executed instruments of transfer and bought notes in respect of all of the Sale Shares,
(e)	Escrow Agreement duly executed by Valspar,
(f)	Shareholders Agreement duly executed by Valspar substantially in the form as attached in Schedule 6,
(g)

cashier’s check drawn in favour of “Government of Hong Kong SAR” representing Valspar’s share of stamp duty payable on the instruments of transfer and the bought note for the purchase of the Sale Shares,

(h)	signed confirmation with respect to Exchange Rate on the date of this Agreement and on the Closing Date respectively,
(i)	option agreement between Valspar and Prime East Capital Limited in the agreed form duly executed by Valspar.
2.	Champion Regal’s Closing obligations. At Closing, Champion Regal shall deliver or shall cause to be delivered to Valspar and shall do or cause to be done:
(a)	a certified true copy of a resolution of the board of directors of Champion Regal approving the execution and performance of this Agreement and the transactions contemplated herein,
(b)

a certified copy of the board resolutions of Hua Run Holdings to approve the sale and purchase of its shares pursuant to this Agreement, (subject to the instrument of transfers being duly stamped) of the making of appropriate entries in the Registry of Members of Hua Run Holdings to reflect the transfer of Sale Shares, and the entering into the Shareholders Agreement and a certified copy of a special resolution of Hua Run Holding to approve the adoption of the new Articles of Association with effect from Closing,

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(c)	duly executed instruments of transfer and sold notes in respect of all of the Sale Shares in favour of Valspar,
(d)	original share certificates issued to Valspar in respect of all of the Sale Shares,
(e)

cashier’s check drawn in favour of “Government of Hong Kong SAR” representing Champion Regal’s share of stamp duty payable on the instruments of transfer and the sold note for the sale of the Sale Shares, and an undertaking to reimburse Valspar for half of any additional stamp duty which may be assessed,

(f)	Guarantee and Undertaking duly executed by Prime East Capital Limited and each of the Shareholders of Champion Regal, substantially in the form as attached in Schedule 5,
(g)	Escrow Agreement duly executed by Champion Regal,
(h)	deliver to the Escrow Agent the Escrow Documents,
(i)	Shareholders Agreement duly executed by Champion Regal substantially in the form as attached in Schedule 6,
(j)	signed Certificate of Compliance substantially in the form as attached in Schedule 13,
(k)

signed resignation letters from She Xiang, Ye Han Ci and Zhang Kai Yu resigning from their positions on the boards of directors of Hua Run Holdings and Hong Kong Subsidiaries effective as of Closing Date and waiver of claim against any Group Company due to loss of office,

(l)

resolutions of the board of directors of Hua Run Holdings and Hong Kong Subsidiaries approving the appointments of directors nominated by Valspar which will take effect on or immediately after the Closing Date,

(m)

if requested by Valspar, resolutions of the boards of directors of certain PRC Subsidiaries approving the appointments of directors nominated by Valspar after Closing, and resignation letters of certain directors of PRC Subsidiaries as requested by Valspar and waiver of claim from resigning directors against any Group Company due to loss of office,

(n)

upon sufficient notice from Valspar, documents of Government Authorisation or filing with proper Governmental Authority in the PRC for change of directors of certain PRC Subsidiaries as requested by Valspar,

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(o)	written appointment of one of the Shareholders of Champion Regal as the duly authorized representative of Champion Regal in all future dealings with Valspar (Schedule 15),

(p)	signed confirmation with respect to the Exchange Rate on the date of this Agreement and on the Closing Date respectively,

(q)

documents evidencing that Hua Run Holdings has amended the Share Award Plan to cancel the Share Awards that were to vest in 2007, 2008 and 2009 and implemented a new share-based incentive plan with vesting in 2010, all reasonably satisfactory and to the extent and in such manner as agreed by Champion Regal and Valspar to provide appropriate incentives for the Key Executives, and obtained amendments to their employment agreements to reflect the foregoing,

(r)	signed tax elections referred to in clause 8.11,

(s)

PricewaterhouseCoopers shall have issued an Auditors’ Report for Hua Run Holdings with respect to the financial year ended December 31, 2005 that (1) does not include the qualifications contained in the Auditors’ Report dated April 30, 2006 regarding completion of a fair value assessment performed to determine the fair value of share awards and share options and (2) includes the changes and adjustments resulting form the fair value assessment.

3.	Trustee’s Closing obligations. At Closing, Champion Regal shall procure Trustee to deliver or cause to be delivered to Valspar and do or cause to be done:

(a)	instruments of transfer and sold notes in respect of all of the Trust Sale Shares duly executed by the Trustee.

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SCHEDULE 5	GUARANTEE AND UNDERTAKING
Dated	July 2006

AMONG:

(1)	She Xiang (佘翔), Canadian passport number BC170429,

She Qun (佘群), PRC identity card number 440623570118123,

Liang Junqian (梁俊谦), PRC identity card number 147878452 and Hong Kong identity card number R253279(3),

He Zhiyang (何智扬), PRC identity card number 440623600727121,

Shum Yiuhung (沈耀雄), HK identity card number H422259(A),

Ye Hanci (叶汉慈), PRC identity card number 140716838,

Tam Pengkeong (谭炳强), Portuguese passport number Z881545, and

Prime East Capital Limited, a company incorporated in the British Virgin Islands, whose registered office is at Palm Grove House, P.O. Box 438, Road Town, Tortola, British Virgin Islands (“Prime East”),

(the above persons collectively referred to as the “Guarantors” and each a “Guarantor”); and

(2)

Eastern Jade Limited (to be renamed as Valspar Hong Kong Holdings Limited), a company incorporated in Hong Kong under the Companies Ordinance whose registered office is at 2101-02, 21/F Vicwood Plaza, 199 Des Voeux Road, Hong Kong (“Valspar”).

WHEREAS:

(A)         The Guarantors are (i) Prime East, and (ii) the shareholders of the entire issued share capital of Champion Regal.

(B)         Hua Run Paints Holdings Company Limited (“Hua Run Holdings”) is a company incorporated in Hong Kong under the Companies Ordinance with its registered address at Suite 1604, Tower 5, China Hong Kong City, 33 Canton Road, Tsim Sha Tsui, Kowloon, Hong Kong.

(C)         Immediately prior to the execution of this Guarantee and Undertaking, (i) Champion Regal is the registered shareholder of 120,000,000 shares in Hua Run Holdings, representing 83.04% of its total issued and paid-up share capital, and (ii) Prime East is the beneficial owner of 11,731,000 shares in Hua Run Holdings [which are registered in the name of HSBC International Trustee Limited in its capacity as trustee of the Share Award Trust (“Trustee”)].

(D)         By a share purchase agreement dated 20 June 2006 between Champion Regal and Valspar, Champion Regal has agreed to sell certain shares in Hua Run Holdings to Valspar (“Share Purchase Agreement”).

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(E)         By a share purchase agreement dated [•] 2006 between the Trustee and Valspar, the Trustee (acting in its capacity of the trustee of Huarun Share Award Trust) has agreed to sell certain shares in Hua Run Holdings held for the benefit of Prime East to Valspar (“Trustee Share Purchase Agreement”).

(F)          This Guarantee and Undertaking is entered into pursuant to the requirements of the Share Purchase Agreement.

IT IS AGREED as follows:

1.	INTERPRETATION

1.1       Definitions. The capitalized terms and expressions used in this Guarantee and Undertaking shall have the same meanings as stated in the Share Purchase Agreement unless otherwise specified.

         “Obligations” means all monies, liabilities, losses, damages, judgments, settlement and other obligations arising from or in connection with an Event of Default (including but not limited to all expenses, costs, fees, interests, reasonable legal fees and court costs and other legal expenses incurred by Valspar in enforcement of its interest and rights under this Guarantee and Undertaking), now or in the future, due or owing to Valspar as (i) determined by a court of competent jurisdiction; or (ii) pursuant to a settlement reached between Champion Regal and Valspar.

         “Definitive Agreements” means the Share Purchase Agreement, the Trustee Share Purchase Agreement, the Shareholders’ Agreement and this Guarantee and Undertaking.

         “Escrow Agreement” has the meaning given to it in the Share Purchase Agreement.

“Event of Default” means any breach or default, on the part of Champion Regal, in respect of (a) any one or more of the Warranties given by Champion Regal, or (b) any duties, obligations of and indemnities given by Champion Regal in favour of Valspar under the terms and provisions of the Share Purchase Agreement, or (c) any duties and obligations of Champion Regal under the terms and provisions of a shareholders’ agreement dated the date hereof between Champion Regal, Valspar and Hua Run Holdings (“Shareholders’ Agreement”).

1.2	Interpretation.
(a)	Words importing the singular shall include the plural and vice versa, words importing a gender include every gender.
(b)	Headings (including sub-headings) are for convenience only and shall not affect the construction of this Guarantee and Undertaking.
(c)	Any references to recitals, Clauses, Subclauses, Schedules are references to the recitals, clauses, subclauses, schedules to and of this Guarantee and Undertaking.
(d)

Any references, express or implied, to statutes or statutory provisions shall be construed as references to those statutes or provisions as respectively amended or re-enacted or as their application is modified by other provisions (whether before or after the date hereof) from time to time and shall include any statutes or provisions of which they are re-enactments (whether with or without modification).

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(e)	References to “persons” shall include bodies corporate, unincorporated associations and partnerships (whether or not having separate legal personality).
(f)	References to any document (including this Guarantee and Undertaking) are references to that document as amended, consolidated, supplemented, varied or replaced from time to time.
2.	GUARANTEE

In consideration of Valspar agreeing to enter into the Share Purchase Agreement and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged:

2.1	Each of the Guarantors hereby irrevocably and unconditionally agrees, subject to the maximum aggregate liability stated in Clause 6 below and except as otherwise provided in Clause 2.2(a), to:
(a)

Assume liability on a several, but not joint and several, basis for any Event of Default provided that the maximum liability assumed by each Guarantor shall be prorated based on the proportion set forth in the attached Schedule 1; and

(b)

Guarantee the full and punctual payment of all such Obligations as and when the same or any part thereof shall become due and payable to Valspar, and payment of interest on any amount of such Obligations which remain unpaid for the period from the due date for payment to the date of actual payment calculated on the basis of a year of 365 days and actual days elapsed at the default interest rate of 6%.

2.2	Each of the Guarantors hereby irrevocably and unconditionally agrees to:
(a)

Assume liability on a several, but not joint and several, basis for any Event of Default arising from the divestment of interest in any business or entity by any Group Company (“Default in Disposal of Business”) prior to Closing, provided that the maximum liability assumed by each Guarantor shall be based on the proportion set forth in the attached Schedule 1; and

(b)

Guarantee the full and punctual payment of all such Obligations arising from a Default in Disposal of Business as and when the same or any part thereof shall become due and payable to Valspar, and payment of interest on any amount of such Obligations which remain unpaid for the period from the due date for payment to the date of actual payment (after as well as before judgment) calculated on the basis of a year of 365 days and actual days elapsed at the default interest rate of 6%.

2.3	This Clause 2 is enforceable against the Guarantors:
(a)	after Valspar has made demand upon Champion Regal;
(b)	once an Obligation is due and remains unpaid for forty-five (45) days after becoming due; and
(c)	after Valspar has made demand upon the Escrow Agent in accordance with the Escrow Agreement and to the extent such demand remains unsatisfied for a period of forty-five (45) days.

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3.	RESTRICTIONS ON DISPOSAL
3.1	Each of the Guarantors who holds any shares of Champion Regal on and after the Closing Date undertakes as follows:
(a)

not to sell, transfer, assign or otherwise dispose of or create any Encumbrance in respect of any or all of the issued shares of Champion Regal registered in his name whether now or in the future for as long as Champion Regal owns any equity in Hua Run Holdings except in accordance with Clause 4.1 or with the prior written consent of Valspar, and

(b)

not to authorize or approve any increase in the authorized share capital of Champion Regal, any offering, issuance or placement of new shares in Champion Regal, or other securities convertible or exchangeable into or representing shares (whether ordinary, preference, redeemable or any other class) in Champion Regal, or allotment of any such shares to any person for as long as Champion Regal owns any equity in Hua Run Holdings except as a rights issue.

4.	GRANT OF PRE-EMPTION RIGHT
4.1

If at any time any Guarantor (“Selling Shareholder”) receives a bona fide offer from any third party (“Offeror”) except another shareholder of Champion Regal to purchase his shares in Champion Regal, or a Selling Shareholder wishes to sell his shares in Champion Regal to any third party except another shareholder of Champion Regal, Valspar shall be entitled to a first right of refusal to purchase such shares upon the following terms and conditions:

(a)

if there is a bona fide third party Offeror, the Selling Shareholder shall make an offer in writing to sell such shares to Valspar at such price and on such other terms as offered by the Offeror, provided that the Selling Shareholder shall provide sufficient proof of the price and the terms offered by the Offeror;

(b)	if there is no third party Offeror, a Selling Shareholder can make an offer in writing to sell such shares to Valspar at a price to be mutually agreed upon;
(c)

Valspar shall then have 60 days from the date of receipt of the written offer as stated in Clause 4.1(a) or 4.1(b) to notify the Selling Shareholder in writing of its acceptance of the offer. If all of the shares being offered by the Selling Shareholder are not accepted by Valspar then the Selling Shareholder shall have the right to dispose of any of his remaining shares in Champion Regal on terms not more favorable than those offered to Valspar, provided that, if Valspar recommends any third-party buyer who is willing to accept such offer, then such third-party buyer shall have priority over any other buyer proposed by the Selling Shareholder.

5.	NON-COMPETE COVENANT
5.1

In respect of each Guarantor and with effect for a period of 10 years from the date of this Guarantee and Undertaking, or such shorter period as may be enforceable under Hong Kong law, such Guarantor shall not:

(a)

directly or indirectly, on his own account or in conjunction with or on behalf of any person, firm or company carry on or be engaged, concerned or interested (other than as a holder of less than 3 per cent of any class of shares or debentures listed on a recognized stock exchange), or enter into or otherwise have an interest in any joint venture, investment agreement or other similar arrangements involving business cooperation or investment

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(whether or not legally binding or subject to conditions), in connection with the operations of any paint and coating business in Hong Kong and the PRC without the prior written consent of Valspar;

(b)

solicit or entice away any person, firm or company who is or has been a customer of Hua Run Holdings, at any time from twelve months before the date of execution of the Share Purchase Agreement through the term of the Shareholders’ Agreement, for the purpose of offering to such customer goods or services similar to or competing with those of Hua Run Holdings; or

(c)

solicit or entice away or endeavour to entice away any officer, manager or employee of Hua Run Holdings or any of the Subsidiaries, whether or not such person would commit a breach of contract by reason of resigning or terminating service except this restriction shall not apply to the extent an officer, manager or employee of Hua Run Holdings or any of the Subsidiaries first approaches the Guarantor at any time two years after the Closing Date in respect of an advertisement placed by the Guarantor.

6.	MAXIMUM AGGREGATE LIABILITY
6.1

The maximum aggregate liability of all Guarantors under this Guarantee and Undertaking shall not exceed the amount equivalent to RMB696,470,588, plus any costs and expenses (including attorneys’ fees) incurred by Valspar in enforcement of its interest and rights under this Guarantee and Undertaking.

6.2	The above limitation on maximum aggregate liability does not apply to Guarantor’s liability and obligation under Clause 2.2 above.
6.3

The rights of Valspar under this Guarantee and Undertaking, and other Definitive Agreements, shall be cumulative. This Guarantee and Undertaking shall not (unless specifically provided to the contrary below) affect or invalidate any other remedy, indemnity or guarantee granted in favour of or otherwise available to Valspar.

7.	DURATION OF GUARANTEE AND UNDERTAKING
7.1

This Guarantee and Undertaking will take effect as of the Closing Date, and shall continue in full force until Champion Regal no longer owns any shares or interest, whether directly or indirectly, in Hua Run Holdings notwithstanding any liquidation, insolvency, bankruptcy, death or other incapacity of any of the Guarantors.

7.2

This Guarantee and Undertaking is binding upon each Guarantor and his or its heirs, successors and assigns during the entire effective term of this Guarantee and Undertaking as stated in Clause 7.1 above.

8.	NATURE OF GUARANTEE
8.1

This Guarantee and Undertaking is in addition to, and not in substitution for, and shall not merge with or otherwise affect or prejudice or be affected or prejudiced by any other security, guarantee, indemnity, lien, power, right or remedy which Valspar may be entitled to as against Champion Regal and the Guarantors.

8.2

Except as provided in Clause 2.3, each Guarantor waives any right to require that, prior to any claim under or enforcement of this Guarantee and Undertaking, any action be taken to realise or enforce any or all of the indemnities or remedies which may be available to Valspar under the Definitive Agreements. No demand made by Valspar hereunder shall prejudice or restrict the right of Valspar to make further or other demands under this Guarantee and Undertaking or any of the Definitive Agreements.

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9.	REPRESENTATIONS AND WARRANTIES
9.1	Each Guarantor severally represents and warrants to and for the benefit of Valspar that:
(a)

the execution of this Guarantee and Undertaking by him or it and the performance of or compliance with his or its obligations under this Guarantee and Undertaking do not and will not violate (as the case may be):

(i)	any law, regulation, directive, judgement or order to which he or it is subject; or
(ii)	any agreement to which he or it is a party or which is binding on him or it or his or its assets;
(b)	his or its duties and obligations under this Guarantee and Undertaking are legal, valid and enforceable in accordance with their terms;
(c)

it is not necessary in order to ensure the legality, validity, enforceability, admissibility in evidence or priority of this Guarantee and Undertaking that he or it obtains any approval, consent, waiver from any governmental authority or third party, or completes any recordal, filing or registration with any governmental authority; and

(d)	this Guarantee and Undertaking constitutes (or will constitute, as and upon due execution by all Parties) legal, valid and binding obligations upon him or it enforceable in accordance with its terms.
9.2

Each Guarantor severally represents, warrants and agrees that each of the representations and warranties contained in this Clause 9 will be and remain correct so long as he or it has any liability under this Guarantee and Undertaking.

10.	LIABILITY OF GUARANTOR
10.1	The liability of each of the Guarantors under this Guarantee and Undertaking shall not be impaired, affected, reduced or discharged by reason of:
(a)	subject to any requirements in the Share Purchase Agreement, the absence of any demand or claim made by any third party for payment in respect of the Obligations;
(b)	any amendment, variation, supplement or novation, to the Definitive Agreements, or any other security, guarantee, indemnity, lien, power, right or remedy available to Valspar;
(c)	any permitted assignment by Valspar of its rights; or
(d)

any defect, irregularity or deficiency in the execution of or any provision of the Definitive Agreements, or the obligations of any party thereunder (except the obligation of the Guarantors pursuant to this Guarantee and Undertaking) being or becoming terminated, invalid, illegal or unenforceable at any time and/or for any reason.

11.	NO COUNTER-GUARANTEE

Each Guarantor severally warrants to Valspar that he or it has not taken and covenants to Valspar that he or it will not take from Champion Regal or any other Guarantors, without the prior written consent of Valspar, any form of security or indemnity, either directly or indirectly and whether merely personal or involving a charge on any property or assets of Champion Regal or such other Guarantors, in respect of his or its liabilities under this Guarantee and Undertaking or of any other liability of Champion Regal to the Guarantors.

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12.	NO SETOFF
12.1

All amounts payable by the Guarantors under this Guarantee and Undertaking shall be made without any withholding on account of any taxes and without set-off or counterclaim or any restriction, condition or deduction for any amount or indebtedness due from Valspar to the Guarantors. If the Guarantors are compelled by law to make any deduction or withholding, the Guarantors will promptly pay to Valspar such additional amount as will result in the net amount received by Valspar being equal to the full amount which would have been receivable had there been no deduction or withholding.

12.2	All amounts payable by the Guarantors under this Guarantee and Undertaking shall be made in United States dollars, unless otherwise agreed by Valspar.
13.	ASSIGNMENT

This Guarantee and Undertaking shall be binding on and enure to the benefit of each of the Guarantors and Valspar, and their respective heirs, successors and permitted assigns, except that no Party shall be entitled to assign or transfer any of its rights, benefits or obligations hereunder without the prior consent of the other Parties.

14.	AMENDMENT

No amendment of this Guarantee and Undertaking shall be valid unless it is in writing and signed by or on behalf of all Parties thereto.

15.	SEVERABILITY

If any provision of this Guarantee and Undertaking is held to be invalid or unenforceable, then such provision shall (but only so far as it is invalid or unenforceable) be given no effect and shall be deemed to be severed from this Guarantee and Undertaking but without invalidating any of the remaining provisions of this Guarantee and Undertaking.

16.	WAIVERS AND CONSENTS
16.1

No failure on the part of Valspar to exercise, and no delay on its part in exercising, any right or remedy under this Guarantee and Undertaking will operate as a waiver thereof nor will any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies provided in this Guarantee and Undertaking are cumulative and not exclusive of any rights or remedies available to Valspar under any of the Definitive Agreements or by operation of law.

16.2

Any waiver of any right or remedy under this Guarantee and Undertaking, and any consent by a Party under any provision of this Guarantee and Undertaking, must be in writing. Any waiver or consent shall be effective only in the instance and for the purpose for which it is given. The invalidity or unenforceability of this Guarantee and Undertaking with respect to one Guarantor does not affect the validity or enforceability with respect to the other Guarantors.

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17.	FURTHER ASSURANCE

Each Party shall do or cause to be done all such further acts and things, and execute or cause the execution of all such other documents, as the other may from time to time reasonably require, whether on or after the date of this Guarantee and Undertaking, for the purpose of giving to the other Party the full benefit of all of the provisions of this Guarantee and Undertaking.

18.	NOTICES
18.1

Each Guarantor hereby irrevocably appoints [Mr. Opras Lavichant of Hua Run Paints Holding Company Limited] as its agent to receive and acknowledge on its behalf service of any writ, summons, order, judgement or other notice of legal process in Hong Kong. If for any reason the agent named above no longer serves as agent of the Guarantors for this purpose, the Guarantors shall promptly appoint a successor agent and notify Valspar thereof. The Guarantors agree that any such legal process shall be sufficiently served on each of them if delivered to such agent for service at the address stated below whether or not such agent gives notice thereof to the Guarantors.

18.2

Each notice, demand or other communication given or made under or in connection with this Guarantee and Undertaking shall be in writing and delivered or sent by hand or courier to the relevant Party at its address or fax number set out below (or such other address or fax number as the addressee has by five Business Days’ prior written notice specified to the other Party):

To Champion Regal Limited:

Address:	Suite 1403-4, 14th Floor, Nan Fung Tower, 173 Des Voeux Road, Central, Hong Kong
Fax Number:	+852 2542 2663
Attention:	The Board of Directors

To each of the Guarantors via service agent:

Address:	Suite 1403-4, 14th Floor, Nan Fung Tower, 173 Des Voeux Road, Central, Hong Kong
Fax Number:	+852 2376 0370
Attention:	Mr. Opras Lavichant, service agent for the Guarantors

With a copy to Guangdong Huarun Paints Company Limited

Address:	No. 3 Huasheng Road, Xinghua Industry City
Ronggui Shunde, Foshan, Guangdong PRC
Fax Number:	+86 757 2837 6547
Attention:	Mr. Opras Lavichant

To Valspar Hong Kong Holdings Limited:

Address:	2101-02, 21/F Vicwood Plaza, 199 Des Voeux Road, Hong Kong
Fax Number:	+852 [•]
Attention:	[Mr. Gary Hendrickson]

With a copy to The Valspar Corporation

Address:	1101 South Third Street, Minneapolis, Minnesota 55415, United States of America
Fax Number:	+1 612 375 7313
Attention:	Mr. Tim Beastrom

18.3       Any notice, demand or other communication so addressed to the relevant Party shall be deemed to have been delivered (a) if given or made by hand or courier, when actually delivered to the relevant address, and (b) if given or made by fax, at the time of transmission.

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19.	COSTS AND EXPENSES

Each Party shall bear its own legal and other costs in respect of the negotiation, preparation, closing and implementation of this Guarantee and Undertaking.

20.	GOVERNING LAW AND DISPUTE RESOLUTION
20.1

Choice of law. This Guarantee and Undertaking shall be governed exclusively by and construed in accordance with the laws of Hong Kong without giving effect to any conflict of law rules requiring the substantive law of any other jurisdiction.

20.2

Choice of forum. The Parties agree to submit to the jurisdiction of the Courts of Hong Kong with regard to any dispute, difference, controversy or claim arising out of or in connection with this Guarantee and Undertaking.

21.	COUNTERPARTS

This Guarantee and Undertaking may be executed in any number of counterparts and by the Parties hereto on separate counterparts, each of which when so executed shall be an original, but all of which shall together constitute one and the same instrument.

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EXECUTION PAGE

AS WITNESS this Guarantee and Undertaking has been signed on behalf of the Parties the day and year first before written.

SIGNED SEALED AND DELIVERED	)
by the Guarantor	)
	)	She Xiang (佘翔)
in the presence of:	)	Canadian passport number BC170429
)

SIGNED SEALED AND DELIVERED	)
by the Guarantor	)
	)	She Qun (佘群)
in the presence of:	)	PRC identity card number 440623570118123
)

SIGNED SEALED AND DELIVERED	)
by the Guarantor	)
	)	Liang Junqian (梁俊谦)
in the presence of:	)	PRC identity card number147878452 and
	)	Hong Kong identity card number R253279(3),

SIGNED SEALED AND DELIVERED	)
by the Guarantor	)
	)	He Zhiyang (何智扬)
in the presence of:	)	PRC identity card number 440623600727121
)

SIGNED SEALED AND DELIVERED	)
by the Guarantor	)
	)	Shum Yiuhuang (沈耀雄)
in the presence of:	)	HK identity card number H422259(A)
)

SIGNED SEALED AND DELIVERED	)
by the Guarantor	)
	)	Ye Hanci (叶汉慈)
in the presence of:	)	PRC identity card number 140716838
)

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SIGNED SEALED AND DELIVERED	)
by the Guarantor	)
	)	Tam Pengkeong (谭炳强)
	)	Portuguese passport number Z881545
in the presence of:	)
)

SIGNED SEALED AND DELIVERED	)
by Prime East Capital Limited	)
in the presence of:	)
)
	)	Opras Lavichant
	)	Director
)
)

The COMMON SEAL of	)
VALSPAR HONG KONG	)
HOLDINGS LIMITED	)
was hereunto affixed by	)
in the presence of	)
)

Director

Director/secretary

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SCHEDULE 6

SHAREHOLDERS’ AGREEMENT

By and Among

CHAMPION REGAL LIMITED

VALSPAR HONG KONG HOLDINGS LIMITED

And

HUA RUN PAINTS HOLDINGS COMPANY LIMITED

_____________________

Dated                            2006

_____________________

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CONTENTS

1.	DEFINITIONS AND INTERPRETATIONS	3
2.	SHAREHOLDING OF THE COMPANY	5
3.	THE BUSINESS	5
4.	BOARD OF DIRECTOR	6
5.	SHAREHOLDERS’ MEETING	8
6.	RESTRICTIONS ON DISPOSAL	9
7.	DIVIDEND POLICY	9
8.	ANTI DILUTION	9
9.	TRANSFERS OF SHARES	9
10.	ADDITIONAL FINANCING	10
11.	TERMINATION UPON SHARE DISPOSAL	10
12.	WARRANTIES AND UNDERTAKINGS	10
13.	AUDIT AND RECORDS	11
14.	CONFIDENTIALITY	11
15.	ENTIRE AGREEMENT	12
16.	NO ASSIGNMENT	12
17.	VARIATION	12
18.	NOTICES	12
19.	WAIVER	13
20.	FORCE MAJEURE	13
21.	PROPER BUSINESS PRACTICES	13
22.	COUNTERPARTS	14
23.	NO PARTNERSHIP	14
24.	COSTS	14
25.	LANGUAGE	14
26.	CONFLICT WITH ARTICLES OF ASSOCIATION	14
27.	GOVERNING LAW AND DISPUTE RESOLUTION	14

SCHEDULE 1 PARTICULARS OF THE COMPANY	15
SCHEDULE 2 RESERVE MATTERS WHICH REQUIRE UNANIMOUS BOARD DECISION	16
SCHEDULE 3 ARTICLES OF ASSOCIATION	17

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THIS SHAREHOLDERS’ AGREEMENT (this “Agreement”) is made on this • day of •, 2006.

AMONG:

1.

CHAMPION REGAL LIMITED (俊業有限公司), a private company limited by shares incorporated in Hong Kong under the Companies Ordinance whose registered office is at 1403-4 14F, Nan Fung Tower, 173 Des Voeux Road, Central, Hong Kong (“Champion Regal”);

2.

VALSPAR HONG KONG HOLDINGS LIMITED, a company incorporated in Hong Kong under the Companies Ordinance whose registered office is at [2101-02, 21/F Vicwood Plaza, 199 Des Voeux Road], Hong Kong ( “Valspar”); and

3.

HUA RUN PAINTS HOLDINGS COMPANY LIMITED (華潤塗料集團有限公司) a private company limited by shares incorporated in Hong Kong under the Companies Ordinance whose registered office is at Suite 1604, Tower 5, China Hong Kong City, 33 Canton Road, Tsim Sha Tsui, Kowloon, Hong Kong (“Company” or “Hua Run Holdings”).

WHEREAS,

A.

The Company is a private limited company incorporated in Hong Kong on July 23, 2001. As at the date hereof, the authorized share capital of the Company is HK$150,000,000 divided into [600,000,000] Shares and the issued share capital of the company is [578,000,000] Shares of HK$[0.25] par value each. Certain particulars of the Company are set out in Schedule 1.

B.

Pursuant to the terms and conditions of a share purchase agreement dated June 20, 2006 between Valspar and Champion Regal (“Share Purchase Agreement”) and a share purchase agreement dated [•] between HSBC International Trustee Limited (“Trustee”) and Valspar (“Trustee Share Purchase Agreement”), Valspar has purchased or has agreed to purchase 80% of the issued shares in the Company.

C.

Champion Regal is or will be the registered owner of [58,770,000] issued shares in the share capital of the Company upon Closing of the Share Purchase Agreement pursuant to the terms and conditions therein.

D.

Champion Regal and Valspar have entered into this Agreement for the purpose of recording the agreed terms relating to the management, operation and financing of the Company and their respective dealings with the Company.

NOW IT IS HEREBY AGREED as follows:

1.	DEFINITIONS AND INTERPRETATIONS
1.1	Definitions

Words and expressions used in this Agreement shall have the meaning set out below unless the context requires otherwise:

“Adjusted EBIT” means the earnings before interest and taxes shown in the audited consolidated accounts of Hua Run Holdings in a relevant year prepared in accordance with Hong Kong Financial Reporting Standards applied on a consistent basis, less compensation expense shown in such audited consolidated accounts for the same year arising from the Share Option Plan and the Share Award Plan (including any amendment thereof whether before or after the Closing Date) and any other share-based employee benefit plan which Hua Run Holdings may adopt from time to time.

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“Affiliate” means with respect to any person, any other person which directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such person.

“Articles of Association” means the memorandum and articles of association of the Company, as may be amended and supplemented from time to time.

“Board” means the Company’s board of directors as constituted from time to time.

“Business Day” means a day (excluding Saturdays and Sundays) on which banks generally are open in Hong Kong for the transaction of normal banking business.

“Closing” has the meaning given to it in the Share Purchase Agreement.

“Closing Date” has the meaning given to it in the Share Purchase Agreement.

“Confidential Information” means and includes lists or details of customers, suppliers, information and material relating to prices, discounts, mark-ups, business strategies, marketing and price-sensitive information and information and materials relating to trade secrets, products, and intellectual property rights of the Company.

“Director” means a director of the Company from time to time appointed to the Board in accordance with this Agreement and the Articles of Association, including where applicable any alternate director.

“Ordinance” means the Companies Ordinance of Hong Kong (Cap. 32).

“Parties” means Champion Regal, Valspar and the Company; and a “Party” means any one of them depending on the context.

“EBIT” means the earnings before interest and taxes shown in the audited consolidated accounts of Hua Run Holdings in a relevant year prepared in accordance with Hong Kong Financial Reporting Standards applied on a consistent basis, less (i) gains and losses from disposal of any business as shown in the audited consolidated accounts and (ii) actual fees and expenses paid to directors in an amount not to exceed RMB3,000,000, in each case for the same year.

“Remuneration Committee” means a committee with members elected by the Board from time to time acting upon such powers delegated by the Board from time to time to review and propose employees’ and directors’ compensation and benefits.

“Share(s)” means ordinary share(s) of par value of HK$1 each in the capital of the Company having the rights and benefits and being subject to the restrictions set out in the Articles of Association.

“Share Award Plan” means the Share Award Plan of Hua Run Holdings adopted on October 18, 2004.

“Share Option Plan” means the Share Option Plan of Hua Run Holdings adopted on October 18, 2004.

“Shareholders” means Champion Regal and Valspar, and where the context permits, includes their respective successors, personal representatives and permitted assigns; and a “Shareholder” means any one of them depending on the context.

“Subsidiaries” or “Subsidiary” in relation to a specified person, means any company or other business entity whose interest or voting rights (whether in whole or in part) is owned or controlled by the specified person (either directly or through one or more other Subsidiaries).

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1.2	Interpretation
(a)	Words importing the singular shall include the plural and vice versa, words importing a gender include every gender.
(b)	Headings are for convenience only and shall not affect the construction of this Agreement.
(c)

Any references, express or implied, to statutes or statutory provisions shall be construed as references to those statutes or provisions as respectively amended or re-enacted or as their application is modified by other provisions (whether before or after the date hereof) from time to time and shall include any statutes or provisions of which they are re-enactments (whether with or without modification).

(d)	References to “persons” shall include bodies corporate, unincorporated associations and partnerships (whether or not having separate legal personality).
(e)	References to any document (including this Agreement) are references to that document as amended, consolidated, supplemented, novated or replaced from time to time.
(f)	Unless otherwise defined, capitalized terms and expressions used in this Agreement have the same meaning as that given to them in the Share Purchase Agreement.
2.	SHAREHOLDING OF THE COMPANY

As soon as practicable after the Closing of the transactions contemplated in the Share Purchase Agreement, the authorized and issued share capital of the Company shall be 600,000,000 shares and 578,000,000 shares respectively, issued to the following persons in the proportions set out below:

Name	Number of Shares registered in its name	Shareholding %

Champion Regal	58,770,000	approximately 10.17

Valspar	462,400,000	approximately 80.00

3.	THE BUSINESS
3.1	Business

The Company’s business shall consist of (i) the operations of activities in manufacture, sale, marketing and distribution of paints, coatings, stains, enamels, varnish, emulsion, resins, solvents, paint additives, primers and coating intermediates etc. for residential, commercial, industrial, automotive, decorative and architectural use, and any such other lines of business in association with paints and coatings which the Company may develop in future, (ii) services relating to consulting or application of any of the foregoing, (iii) packaging coatings and resins for glass, metal and plastic, and (iv) investment and holding of investments in companies engaging in above activities (collectively, the “Business”).

3.2	Business Plan

The Business shall be conducted in accordance with the Business Plan as approved by the Board from time to time in accordance with the provisions of this Agreement.

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4.	BOARD OF DIRECTOR
4.1	Board of Directors

The Company will be managed by the Board in accordance with the terms of this Agreement and applicable laws. The Board shall consist of five (5) Directors, two (2) of whom shall be appointed by Champion Regal and three (3) shall be appointed by Valspar. Each Director shall have one (1) vote. The Shareholders agree that on Closing the Directors shall be nominated and appointed as mutually agreed by the Shareholders and in accordance with the above number of Directors.

4.2	Appointment and removal

A Shareholder may by depositing written notice at the Company’s registered office and by sending a copy of the same to the other Shareholder remove any Director appointed by it and appoint a new Director in his place. In the event that any Shareholder ceases to own any Shares, such Shareholder shall obtain the resignation of all of the Directors appointed by it.

4.3	Conflict of interest

Notwithstanding provisions in the Articles of Association and the Ordinance, Directors shall be disqualified if they engage in any business or activities which may give rise to conflict with the interest of the Company. Situations which may give rise to such conflict include without limitation employment (whether as an employee, consultant, advisor or in any other capacity), ownership of interest (except as holder of less than 3 per cent of any class of shares or debentures listed on a recognized stock exchange) or other involvement in any business activity which directly or indirectly compete with the Business of the Company. For the avoidance of doubt, employment of any Director by a company within the Valspar group shall not be considered a conflict of interest or prohibited competition.

4.4	Indemnity upon removal

Any Shareholder removing a Director in accordance with this Clause 4 and the relevant provisions of the Articles of Association shall be responsible for and shall hold harmless the other Shareholders and the Company from and against any claim for unfair and wrongful dismissal arising out of such removal and any reasonable costs and expenses incurred in defending such proceedings including without limitation legal costs actually incurred.

4.5	Board meetings
(a)

The Board shall meet, in general 4 times every year, in Hong Kong or such other place as stated on the notice of meeting, which shall provide for meetings in person or by means of telephone, video conferencing or other communication equipment. At each meeting of the Board and in respect of each resolution proposed to the Board, each Director shall have one (1) vote. If the Board so authorizes or requests, auditors, consultants, advisers and employees of the Company shall be permitted to attend and speak at meetings of the Board, but not to vote. Subject to Clause 4.10, all resolutions of the Board shall be adopted by the affirmative votes of a simple majority of the Directors present at the meeting in person or by proxy except as may be required by the Articles of Association, the relevant applicable law, and the resolutions for the matters (“Reserve Matters”) set out in Schedule 2 which shall be decided upon unanimous votes of the Directors of the Company.

(b)

Any meeting of the Board may be held by telephone, video conferencing or similar communication equipment provided all Directors participating in the meeting are able to hear each other clearly. Such participation shall constitute attendance at Board meeting as if those participating were present in person and resolutions shall be adopted in accordance with Clause 4.5(a), provided always that the quorum set out in this Agreement was present at the meeting.

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4.6	Notice of meetings

Unless waived by all the Directors, a notice of each meeting of the Board shall be given to each Director no less than [fourteen (14) days] prior to such meeting and shall be accompanied by an agenda of the business to be transacted at such meeting together with all papers to be circulated or presented to the same. Within no more than fourteen (14) days after such meeting, a copy of the minutes of that meeting shall be delivered to each Director.

4.7	Chairman

Valspar shall appoint a Director to act as the Chairman of the Board (“Chairman”). The Chairman shall convene and preside at each of the Board meetings or appoint an alternate to act as his proxy in the event he is unable to preside at a Board meeting. The Chairman shall not have a second or casting vote.

4.8	Quorum

The quorum necessary to constitute a meeting of the Board shall be at least three (3) Directors, present in person or by proxy, and shall include two (2) Directors from Valspar and one (1) Director from Champion Regal. A quorum must be present at the beginning of and throughout each meeting. If within thirty (30) minutes of the time appointed for a Board meeting, a quorum is not present, the meeting shall stand adjourned until the same time and place on the same day in the next week and if at such adjourned meeting a quorum is not present within thirty (30) minutes from the time appointed for such adjourned meeting, any two (2) Directors present in person or by proxy shall constitute a quorum, but only to the extent of proceeding with the business expressly specified in the agenda for that Board meeting, so long at least one (1) of the Directors is from Valspar.

4.9	Alternate directors

Each Director may by written notice to the Board at least one (1) Business Day prior to the date of Board meeting, appoint an alternate to represent him at meetings of the Board which he is unable to attend. An alternate Director can represent more than one Director. Such alternate Director shall be entitled to attend and vote at meetings of the Board and to be counted in determining whether a quorum is present. Each alternate Director shall have one (1) vote for every Director whom he represents in addition to any vote of his own.

4.10	Written resolutions

A resolution in writing, signed by all Directors for the time being entitled to receive notice of a meeting of the Directors, shall be as valid and effectual as if it had been passed at a meeting of the Directors duly convened and held, without the need for any agenda or notice. The signature of any Director may be given by his alternate. Any such resolution may be signed by the Directors in one or more counterparts which when taken together shall constitute one and the same document. A fax or other electronic communication sent by a Director or his alternate shall be deemed to be a document signed by him for the purpose of this Article. A faxed or electronically transmitted document containing the signature of a Director shall be deemed to be a document signed by such Director for the purpose hereof.

4.11	Remuneration

The Directors shall not be entitled to any remuneration for their service as Directors, except as otherwise expressly approved by the Shareholders.

4.12	Committees

Subject to item 9 of the Reserve Matters, the Board may upon resolution establish such committees which will report to the Board, elect, replace and substitute committee members, and delegate such authorities to the committees from time to time as it sees fit.

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4.13	Directors’ liability insurance

The Company shall, to the extent permitted by law, indemnify any Director for damages or losses suffered by such Director acting in good faith in the bona fide discharge or performance of his or her duties as a Director. The Company shall procure and take out appropriate insurance policy as may be necessary to cover such risk and liability.

5.	SHAREHOLDERS’ MEETING
5.1	Shareholders’ meeting and voting rights

An annual general meeting (“General Meeting”) of the Company shall be convened by the Chairman every year within three (3) months of the end of the preceding financial year at the Company’s registered address in Hong Kong or such other place as shall be designated by the Board. Unless waived by all Shareholders, a notice of the General Meeting shall be given by the Chairman to all Shareholders no less than [fourteen (14) days] prior to such meeting and shall be accompanied by an agenda of the business to be transacted at such meeting together with all papers to be circulated or presented to the same. Shareholder’s voting rights in the Company shall be determined by reference to the relevant provisions of the Articles of Association. In addition, meetings of the Shareholders, other than General Meeting, may be held and convened in accordance with the Ordinance. Within no more than fourteen (14) days after such meeting, a copy of the minutes of that meeting shall be delivered to each Shareholder.

5.2	Quorum for Shareholders’ meeting

The quorum for any Shareholders’ meeting of the Company shall be at least two Shareholders (one of whom must be the representative of Valspar) present in person or by proxy throughout the meeting.

5.3	Written resolution

A resolution in writing signed by all the Shareholders shall be as valid and effective as a resolution passed at a meeting duly convened and held, without the need for any agenda and notice. The signature of any Shareholder may be given by his duly authorized representative or proxy. Any such resolution may be signed by the Shareholders in one or more counterparts which when taken together shall constitute one and the same document. A faxed or electronically transmitted document containing the signature of a Shareholder shall be deemed to be a document signed by such Shareholder for the purpose hereof.

5.4	Exercise of voting power

Each Shareholder undertakes with the other as follows:

(a)

to exercise all voting rights and powers of control available to it in relation to the Company so as to give full effect to the terms and conditions of this Agreement and, where appropriate, the carrying into effect of all such other terms as if they were embodied in the Company’s Memorandum and Articles of Association;

(b)

to procure that the Directors nominated by it and its other representatives will support and implement all resolutions of Shareholders and to procure that all third parties directly or indirectly under its control shall refrain from acting in a manner which will hinder or prevent the Company from carrying on the Business in proper and reasonable manner; and

(c)	generally to use reasonable endeavors to promote the Business and the interest of the Company.

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6.	RESTRICTIONS ON DISPOSAL
6.1	Non-Disposal

From the Closing Date until the 5th anniversary of the Closing Date, unless upon prior consent of Valspar, Champion Regal shall not agree to, sell, transfer, assign or otherwise dispose of the beneficial interest over all or any part of the Shares beneficially owned by it except in accordance with Clause 9.

6.2	Register of transfer

The Shareholders shall procure that Directors appointed by them respectively shall approve and register any transfer of Shares which complies with the provisions of Clauses 5 and 6.

7.	DIVIDEND POLICY

The Company shall from time to time:

(a)	as soon as reasonably practicable, cause its Subsidiaries to pay all of its legally available distributable reserves to the Company, and then
(b)	declare and pay a dividend in respect of all legally available distributable reserves in the Company.
8.	ANTI DILUTION

Subject to item 2 of the Reserve Matters, if the Company makes any offer, issuance and allotment of new Shares, or other securities convertible or exchangeable into Shares, the Shareholders shall have the right to subscribe to newly issued capital of the Company in proportion to their respective shareholding percentage in the Company, on terms and conditions mutually agreeable to all Shareholders. In the event Champion Regal elects not to accept its full prorated share of new issuance, Valspar shall have the option, but not the obligation, to subscribe for the excess newly issued shares upon the same term and price that was offered to Champion Regal.

9.	TRANSFERS OF SHARES
9.1

Prior to the third anniversary of the Closing (“Restricted Period”), neither Party shall transfer any shares in the Company other than pursuant to an option exercised in accordance with the Share Purchase Agreement.

9.2	Tag along rights
(a)

At any time after the Restricted Period, if Valspar proposes to dispose of more than 40% of the entire issued share capital of the Company to a bona fide third party, it must give an invitation to tag along (“Tag Along Invitation”) to Champion Regal.

(b)	The Tag Along Invitation must state:
(i)	the identity of the Third Party Purchaser;

(ii)	the number of Shares proposed to be sold by Valspar;

(iii)	the sale price and any other material terms of the proposed transfer by Valspar to the Third Party Purchaser;

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(iv)

that Champion Regal has an option (“Tag Along Option”) to direct Valspar to include in any sale to the Third Party Purchaser a proportion of the Champion Regal Shares corresponding to the proportion of Valspar’s Shares being sold (“Corresponding Proportion”), on the same terms; and

(v)	the period during which the Tag Along Option will be open for acceptance, which must be no less than 30 days.

9.3	Exercise of Tag Along Option
(a)	A Tag Along Option may be exercised by Champion Regal by notice in writing to Valspar, given within the period stated in the Tag Along Invitation.
(b)

If Champion Regal exercises its Tag Along Option, then Valspar must not sell its Shares to the Third Party Purchaser unless the Third Party Purchaser, at the same time, buys the Corresponding Proportion at the same price, and on the same terms.

10.	ADDITIONAL FINANCING

If the Board approves a capital project that cannot be funded with internally generated cash flow, the Company will first seek third party financing, guaranteed by Valspar. The Shareholders expect that third party financing would normally be available, so long as Valspar provides a guarantee. A capital call would only be made when third party financing, guaranteed by Valspar, is not available. If a capital call is approved by the Board because third party financing, guaranteed by Valspar, is not available for the capital project, and Champion Regal is unwilling to contribute in accordance with its shareholding percentage, Champion Regal may put, and Valspar may call, all of Champion Regal’s shareholding interest in Huarun Paints Holdings Co Ltd at 14 times prior financial year’s EBIT. A capital call will not be made in respect of shares held by the Trustee on behalf of the Employee Shareholders.

11.	TERMINATION UPON SHARE DISPOSAL

This Agreement shall terminate at the time when either Champion Regal or Valspar ceases to own any Share as a result of transfer of Shares made in accordance with this Agreement. Upon termination, the provisions of this Agreement (other than those which are intended to survive termination of this Agreement) shall cease to have effect save as may be necessary to give effect with respect to that Shareholder to the remaining provisions of this Clause or in relation to any antecedent claims which may have arisen among the Shareholders.

12.	WARRANTIES AND UNDERTAKINGS
12.1	Warranties

Each of the Shareholders hereto hereby warrants to each other that:

(a)

the execution and performance of this Agreement do not violate any provision or result in the breach of its constitutional documents (if applicable) or of any applicable law, rule or regulation of any governmental body or any agreement or arrangement to which it is a party or by which it is bound or any order, judgment or decree applicable to it (as the case may be);

(b)	no consent of any third party is required to enable it to enter into this Agreement; and
(c)	the execution and performance of this Agreement have been validly authorized by all necessary actions and this Agreement is valid, binding and enforceable against it.

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12.2	Undertakings

Each of the Shareholders hereto undertakes with the other:

(a)	to perform and observe and, so far as it is able to do, procure that the Company shall at all times act in accordance with the provisions of this Agreement;
(b)

to take all necessary steps to give full effect to the provisions of this Agreement and do all things reasonably within its power which are necessary or desirable to give effect to the spirit and intent of this Agreement and the Articles of Association;

(c)

to use its reasonable endeavors to procure that any necessary third parties shall do execute and perform all such further deed, documents, assurances, acts and things as any of the Shareholders hereto may reasonably require by notice in writing to the others to carry out the provisions of this Agreement into full force and effect;

(d)

without limiting the generality of the foregoing, to exercise and procure that every person for the time being representing it shall exercise or refrain from exercising any rights of voting at any meeting of the Shareholders or of the Board so as to ensure the passing of any and every resolution necessary or desirable to procure that the affairs of the Company are conducted in accordance with this Agreement and otherwise to give full effect to such provisions and requirements and likewise so as to ensure that no resolution is passed which does not accord with such provisions and requirements;

(e)

not to create any Encumbrance or engage in any activity which may cause an Encumbrance to be created over the whole or any part of its Shares or assign or otherwise purport to deal with the beneficial interest therein or any right in relation thereto in any manner; and

(f)	adopt a new Memorandum and Articles of Association (as set out in Schedule 3).
13.	AUDIT AND RECORDS
13.1	Auditor

The Company’s accounts shall be audited annually by one of the major internationally recognized accounting firms as the Shareholders may appoint from time to time.

13.2	Records and access to information

The Company shall maintain accurate and complete accounting records. Any Shareholder may engage an independent auditor to inspect and audit the accounts of the Company at its own expense. Each shareholder and its authorized representatives, consultants or advisors shall have full access to all accounting and other books and records of the Company at any reasonable time.

14.	CONFIDENTIALITY
14.1	Confidentiality undertaking
(a)

Each Shareholder undertakes to the others and to the Company that it will not and that its respective officers, employees, agents, subsidiaries and other persons which it controls and the respective officers, employees and agents of each such person, will not during the period of this Agreement, and after its termination (for what ever reason):

(b)

Use or divulge to any person except to the Subsidiaries of the Company, or publish or disclose or permit to be published or disclosed, any Confidential Information which it has received or obtained, or may receive or obtain, (whether or not, in the case of documents, they are marked as confidential); and/or

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(c)

Other than as required by the Company, retain, duplicate or remove from the premises of the Company any Confidential Information in whatever form (whether written, recorded, or oral) which is supplied by the Company or the other Shareholder to it or which comes to its notice during the period of this Agreement;

14.2	Exceptions

The obligations of this Clause shall not apply to any information which:

(a)	is in the public domain or otherwise obtained from the public pursuant to this Agreement;
(b)	is rightfully in a Shareholder’s possession from a third party entitled to disclose the Confidential Information and without restriction as to use and disclosure;
(c)	is and only to the extent required to be disclosed by applicable laws; or
(d)	is independently developed by a Shareholder without reference to the Confidential Information.
15.	ENTIRE AGREEMENT

This Agreement (together with any documents referred to herein in connection herewith) constitutes the whole agreement among the Parties and supersedes any previous agreements, arrangements or understandings between them relating to the subject matter hereof. Each of the Parties acknowledge that it is not relying on any statements, warranties or representations given or made by any of them relating to the subject matter hereof, save as expressly set out in this Agreement.

16.	NO ASSIGNMENT

A Party may not assign this Agreement or otherwise transfer the benefit of this Agreement or a right or remedy under it, without the prior written consent of the other Parties, unless such assignment or transfer is to an Affiliate of such Shareholder.

17.	VARIATION

No variation or amendment to this Agreement shall be effective unless signed in writing by authorized representatives of each of the Parties.

18.	NOTICES

Each notice, demand or other communication given or made under or in connection with this Agreement shall be in writing and delivered or sent by hand or courier to the relevant Party at its address or fax number set out below (or such other address or fax number as the addressee has by five Business Days’ prior written notice specified to the other Party):

To Champion Regal Limited:

Address:	1403-4 14F, Nan Fung Tower, 173 Des Voeux Road, Central, Hong Kong
Fax Number:	(852) •
Attention:	[Mr. She Xiang]

To Valspar Hong Kong Holdings Limited:

Address:	2101-02, 21/F Vicwood Plaza, 199 Des Voeux Road, Hong Kong
Fax Number:	(852) •
Attention:	[Mr. Gary Hendrickson]

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With a copy to:

Address:	The Valspar Corporation 1101 South Third Street, Minneapolis, Minnesota 55415, United States of America
Fax Number:	1 612 375 7313
Attention:	Mr. Tim Beastrom

To Hua Run Paints Holdings Company Limited

Address:	c/o No. 3 Huasheng Road, Xinghua Industry City Ronggui Shunde, Foshan, Guangdong PRC
Fax Number:	(86 757) 2837 6547
Attention:	Mr. Robert Lavichant

Any notice, demand or other communication so addressed to the relevant Party shall be deemed to have been delivered (a) if given or made by hand or courier, when actually delivered to the relevant address, and (b) if given or made by fax, at the time of transmission. Any notice received (or deemed received if not actually received by the time of the deemed receipt) after 4.00 p.m. on any day shall be deemed to have been received on the immediately following Business Day.

19.	WAIVER

No failure of any Party to exercise, and no delay in exercising, any right or remedy in respect of any provision of this Agreement shall operate as a waiver of such right or remedy.

20.	FORCE MAJEURE

None of the Parties shall be liable for any breach or failure to perform any obligations hereunder where and to the extent that such failure is caused by contingencies beyond such Party’s reasonable control, including, but not limited to, acts of God, fire, flood, storms, typhoons, earthquake, landslide, tsunami, wars, civil strike, governmental actions, epidemic (including but not limited to severe acute respiratory syndrome), terrorism and other occurrences similar to the foregoing. The Party so prevented from complying with this Agreement shall immediately give notice thereof to the other Parties and shall continue to take all reasonable actions including expenditure of reasonable sums of money to comply as fully as possible with this Agreement.

21.	PROPER BUSINESS PRACTICES
(a)

Each Shareholder shall comply with all laws applicable to its performance under this Agreement, including but not limited to laws dealing with improper or illegal payments, gifts, and gratuities; and each Shareholder agrees not to pay, promise to pay or authorize the payment of any money or other thing of value, directly or indirectly, to any person (whether a government official or private individual) for the purpose of illegally or improperly inducing any official or political party or official thereof to illegally or improperly assist in obtaining or retaining business for the Company or its Subsidiaries, or to take any other action favorable to the Company or its Subsidiaries.

(b)

Each Shareholder agrees that it will take all reasonable steps to assure that it and all of its Directors, employees, consultants, agents and representatives will comply with all laws that apply to activities and obligations of the Shareholders under this Agreement.

(c)

Notwithstanding any provisions herein to the contrary, each Shareholder shall indemnify, defend and hold harmless the other Shareholder and their respective parent, Subsidiaries and affiliated corporations, and each of their respective directors, officers, employees and agents, from and against any claim, loss, damage, liability, expense or cost of whatever nature, including reasonable attorney’s fees and costs, arising out of or related to such Party’s failure to comply with its obligations under this Clause.

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22.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, which when taken together shall constitute one and the same instrument and is binding on each and every Party. Each counterpart so executed shall thereafter be exchanged and countersigned to provide each Party with a fully executed copy of this Agreement. For the avoidance of doubt, this Agreement shall not be binding on any Party hereto unless and until it shall have been executed by or on behalf of all persons expressed to be Parties hereto.

23.	NO PARTNERSHIP

Nothing in this Agreement shall constitute or be deemed to constitute a partnership or agency relation between the Parties and the Parties shall not have any authority to bind the others in any way.

24.	COSTS

Each Party shall bear its own costs and expenses (including legal fees and transaction costs) of and incidental to the preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereunder.

25.	LANGUAGE

This Agreement shall be executed in the English language only. Any communication between the Parties pursuant to this Agreement shall be in the English language.

26.	CONFLICT WITH ARTICLES OF ASSOCIATION

Notwithstanding the provisions of the Articles of Association or amendments to be adopted by the Company in the future, in the event of any ambiguity or conflict arising between the terms of this Agreement and those of the Articles of Association, the terms and provisions of this Agreement shall (so long as they remain in full force and effect) prevail over the Articles of Association (but not so as to alter the Articles of Association) and the Parties hereto shall act accordingly and procure the Company to amend the conflicting or inconsistent Articles of Association to reflect the provisions of this Agreement.

27.	GOVERNING LAW AND DISPUTE RESOLUTION

This Agreement shall be governed by and construed in accordance with the laws of Hong Kong without giving effect to any conflict of law rules requiring the substantive law of any other jurisdiction. The Parties agree to submit to the jurisdiction of the Courts of Hong Kong with regard to any dispute, difference, controversy or claim arising out of or in connection with this Agreement.

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the day and year first above written.

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SCHEDULE 1 PARTICULARS OF THE COMPANY

1. Company name:	Hua Run Paints Holdings Company Limited 華潤塗料集團有限公司
2. Place of incorporation:	Hong Kong
3. Date of incorporation	July 23, 2001
4. Company number:	764272
5. Address of registered office:	Suite 1604, Tower 5, China Hong Kong City, 33 Canton Road, Tsim Sha Tsui, Kowloon, Hong Kong
6. Authorized share capital:	HK$150,000,000 divided into 600,000,000 ordinary shares of HK$0.25 par value each
7. Issued share capital:	578,000,000 ordinary shares of HK$0.25 par value each
8. Shareholders and shareholdings prior to Closing:	Name Champion Regal Limited [HSBC International Trustee Limited]	Number of shares 480,000,000 [82,446,000]
	[Prime East Capital Limited]	15,554,000
9. Directors prior to Closing:	Opras Lavichant Liang Jun Qian 梁俊謙 She Xiang 佘翔 Ye Han Ci 葉漢慈 Zhang Kai Yu 張開宇
10. Company Secretary:	Charterway Secretarial Limited

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SCHEDULE 2 RESERVE MATTERS WHICH REQUIRE UNANIMOUS BOARD DECISION

1.            Changes to Articles. Changes to the Articles of Association or other constitutional document of the Company, other than corrections, restatements or amendments to comply with applicable law.

2.            Equity structure. Other than the issue of Shares in accordance with this Agreement or any management incentive program approved by Valspar and Champion Regal, any corporate action which alters the equity structure of the Company such as the issuing of new shares, the granting of an option to subscribe for shares, the redemption of shares, the buy back of shares, the reduction or conversion of capital or variation of the authorised share capital of the Company.

3.            Winding-up. Any proposal to cease to carry on the Business or a substantial part of the Business of any member of the Group Company or to wind-up or dissolve any member of the Group Company or to appoint a liquidator or administrator to any member of the Group Company or to take advantage of any law providing for the relief of debtors in adverse financial circumstances.

4.            Rights attaching to Shares. Any alteration to rights conferred by Shares.

5.            Merger or amalgamation. Merging or amalgamating any member of the Group Company with any other entity which is not then within the Group Company.

6.            Sale of assets. Any arrangement for the acquisition of the whole or substantially the whole of the assets and undertaking of the Group Company.

7.            Number of Directors. Any change to the number of the Directors.

8.            Composition of Board. Any proposal to change the composition of the Board other than in accordance with Clause 4.1.

9.            Delegation of Board powers. Delegating any of the powers of the Board to any committee.

10.          Borrowings. The making of any loan by any member of the Group Company or the creation, renewal or extension of any borrowings by any member of the Group Company in excess of RMB60,000,000, other than from its bankers in the ordinary and usual course of business.

11.          Dividend policy. Any amendment to the Company’s dividend policy as set out in the Shareholders’ Agreement.

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SCHEDULE 3   ARTICLES OF ASSOCIATION

THE COMPANIES ORDINANCE (Chapter 32)

_______________

Private Company Limited by Shares

_______________

ARTICLES OF ASSOCIATION

OF

HUA RUN PAINTS HOLDINGS COMPANY LIMITED

華潤塗料集團有限公司

_______________

PRELIMINARY

1.        The regulations in Table A in the First Schedule to the Companies Ordinance (Chapter 32) shall apply to the Company save in so far as they are hereby specifically excluded or are inconsistent with the Articles herein contained. In particular, but without in any way limiting the generality of the foregoing, clauses 11, 24, 25, 49, 55, 81, 86, 91 to 99 inclusive, 101, 108, 114 and 136 of Table A shall not apply or are modified as hereinafter appearing.

PRIVATE COMPANY

2.	The Company is a private company, and accordingly:-
(a)	no invitation shall be issued to the public to subscribe for any shares or debentures of the Company;
(b)

the number of the members of the Company (not including persons who are in the employment of the Company, and persons who, having been formerly in the employment of the Company were, while in that employment, and have continued after the determination of that employment to be, members of the Company) shall be limited to fifty, provided that where two or more persons hold one or more shares in the Company jointly they shall, for the purposes of this Article, be treated as a single member; and

(c)	the right to transfer the shares of the Company shall be restricted in manner hereinafter appearing.

SHARES

3.        The Shares shall be under the control of the Directors who may subject to section 57B of the Ordinance allot or otherwise dispose of the same to such person or persons on such terms and conditions and either at a premium or at par and with such rights and privileges annexed thereto and at such times as the Directors may think fit and with full power to give to any person the call of any shares either at par or at a premium during such time and for such consideration as the Directors think fit, and in particular such shares or any of them may be issued by the Directors with a preferential, deferred or qualified right to dividends, and with a special or qualified right of voting or without a right of voting. Any preference share may be issued on the terms that it is, or at the option of the Company is, liable to be redeemed.

4.        The Company shall have the first and paramount lien upon all the shares registered in the name of each Member and upon the proceeds of sale thereof, for his debts, liabilities and engagements, solely or jointly with any other person, to or with the Company, whether the period for the payment, fulfillment or discharge thereof shall have actually arrived or not, and such lien shall extend to all dividends from time to time declared in respect of such shares.

5.        Save as herein otherwise provided, the Company shall be entitled to treat the registered holder of any shares as the absolute owner thereof, and accordingly shall not, except as ordered by a Court of competent jurisdiction or as by Ordinance required, be bound to recognise any equitable or other claim to, or interest in, such shares on the part of any other person.

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6.        Subject to the Ordinance and the sanction of the Court, the Company may by special resolution issue shares at a discount.

TRANSFER OF SHARES

7.        The Directors may refuse to register a transfer of any share. If the Directors refuse to register a transfer they shall within two months after the date on which the transfer was lodged with the Company, send to the transferee notice of the refusal as required by Section 69 of the Ordinance.

REDEMPTION OR PURCHASE OF OWN SHARES

8.        Subject to the Ordinance, the Company may by special resolution redeem or purchase its own shares out of its capital.

GENERAL MEETINGS

9.        A General Meeting shall be held once in every year at such time (not being more than fifteen months after the holding of the last preceding General Meeting) and place as may be prescribed by the Company in General Meeting and if no other time or place is prescribed a General Meeting shall be held at such time and place as the Directors may from time to time determine. General Meetings held under this Article shall be called Annual General Meetings. General Meetings other than the Annual General Meetings shall be called Extraordinary General Meetings. Provided that so long as the Company holds its First Annual General Meeting within 18 months of its incorporation, it need not hold it in the year of its incorporation or in the following year.

10.       (a)          The quorum for the transaction of business at any General Meeting shall be two members present in person or by proxy. Notwithstanding any provision herein, if the Company has only one member, that member presents in person or by proxy shall be the quorum of a General Meeting of the Company.

(b)         Meetings may be held in Hong Kong or at such other place or places in the world or in any other part of the world as may be convenient for the majority of the shareholders in value.

(c)          A resolution in writing signed by all the shareholders and annexed or attached to the General Meetings Minute Book shall be as valid and effective as a resolution passed at a meeting duly convened. The signature of any shareholder may be given by his Attorney or Proxy. Any such resolution may be contained in one document or separate copies prepared and/or circulated for the purpose and signed by one or more shareholders.

(d)         Where the Company has only one member and that member takes any decision that may be taken by the Company in General Meeting and that has effect as if agreed by the Company in General Meeting, he shall (unless that decision is taken by way of a resolution in writing duly signed by him) provide the Company with a written record of that decision within 10 days after the decision is made.

DIRECTORS

11.       Unless and until otherwise determined by an ordinary resolution of the Company, the minimum number of Director(s) shall be one and there shall be no maximum number of Directors.

12.       The first Directors shall be appointed in writing by the subscribers to the Memorandum of Association of the Company or by the Company in General Meeting.

13.       A Director need not hold any shares in the Company and at every succeeding Annual General Meeting all Directors, except Permanent Directors if any are appointed, shall retire from office and shall be eligible for re-election.

DIRECTORS’ REMUNERATION

14.       (a)          The Directors shall be paid out of the funds of the Company remuneration for their services such sum (if any) as the Company may by ordinary resolution from time to time determine.

(b)         The Directors shall also be entitled to be paid their reasonable expenses incurred in consequence of their attendance at meetings of Directors, committee meetings or General Meetings or otherwise in or about the business of the Company.

15.       The Directors may award extra remuneration out of the funds of the Company (by way of salary, commission or otherwise as the Directors may determine) to any Director who performs services which in the opinion of the Directors are outside the scope of the ordinary duties of a Director.

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POWERS OF DIRECTORS

16.       The business of the Company shall be managed by the Directors, who shall pay all expenses incurred in the formation and registration of the Company, and who may exercise all such powers of the Company as are not by the Ordinance or by these Articles required to be exercised by the Company in General Meeting, subject to any provision in these Articles or the Ordinance and to any resolution, not being inconsistent with any such provision, as may be passed by the Company in General Meeting; but no such resolution shall invalidate any prior act of the Directors. The general powers given to the Directors by this Article shall be in addition to, and not limited or restricted by, any special authority or power given to the Directors by any other Article.

17.       The Directors may establish any committees for managing any of the affairs of the Company, either in Hong Kong or elsewhere, and may appoint any persons to be members of such committees , or any managers or agents for the Company, and may fix their remuneration, and may delegate (with or without power to sub-delegate as the Directors shall determine) to any committees, managers or agents any of the powers, authorities and discretions vested in the Directors, and may authorise the members of any committees, or any of them, to fill any vacancies therein, and to act notwithstanding vacancies, and any such appointment or delegation may be made upon such terms and subject to such conditions as the Directors may think fit, and the Directors may remove any person so appointed, and may annul or vary any such delegation, but no person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

18.       The Directors may from time to time and at any time by power of attorney or other instrument appoint any person or body of persons to be the attorney or attorneys of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such power of attorney or other instrument may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Directors may think fit, and may also authorise any such attorney to sub-delegate all or any of the powers, authorities and discretions vested in him.

19.      Subject to and to the extent permitted by the Ordinance, the Company, or the Directors on behalf of the Company, may cause to be kept in any territory a Branch Register of members resident in such territory, and the Directors may make and vary such regulations as they may think fit respecting the keeping of any such Branch Register.

20.       All cheques, promissory notes, drafts, bills of exchange, and other negotiable or transferable instruments, and all receipts for moneys paid to the Company, shall be signed, drawn, accepted, endorsed, or otherwise executed, as the case may be, in such manner as the Directors shall from time to time by resolution determine.

21.       (a)          The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge all or any part of the undertaking, property and assets (present and future) and uncalled capital of the Company and to issue debentures, debenture stocks, bonds and other securities, whether outright or as collateral security for any debt, liability or obligation of the Company or of any third party. Debentures, debenture stocks, bonds and other securities of the Company may be made assignable free from any equities between the Company and the person to whom the same may be issued, and may be issued at a discount, premium or otherwise and with any special privileges as to redemption, surrender, drawings, allotment of shares, attending and voting at General Meetings of the Company, appointment of Directors and otherwise.

(b)         The Directors shall cause a proper register to be kept, in accordance with the provisions of the Ordinance, of all mortgages and charges affecting the property of the Company and shall duly comply with the requirements of the Ordinance in regard to the registration of mortgages and charges therein specified and otherwise. Where any uncalled capital of the Company is charged, all persons taking any subsequent charge thereon shall take the same subject to such prior charge, and shall not be entitled, by notice to the members or otherwise, to obtain priority over such prior charge.

APPOINTMENT AND REMOVAL OF DIRECTORS

22.       The Company may, from time to time, by ordinary resolution appoint new Directors in accordance with any agreement among the shareholders of the Company (if any).

23.       The Company may also by ordinary resolution remove any Director and may, appoint another person in his stead in accordance with any agreement among the shareholders of the Company (if any).

24.       The Directors shall have power, exercisable at any time and from time to time, to appoint any other person as a Director, either to fill a casual vacancy or as an addition to the Board.

25.       In the event that the quorum and minimum number of Directors are fixed at two or more Directors, the continuing Directors may act notwithstanding any vacancy in the Board, but if and so long as the number of Directors is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors, the continuing Directors may act for the purpose of increasing the number of Directors to that number, or of summoning a General Meeting of the Company, but for no other purpose. If there shall be no Directors able or willing to act, then any two members may summon a General Meeting for the purpose of appointing Directors.

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RESERVE AND ALTERNATE DIRECTORS

26.       (a)      If the Company has only one member and that member is also the sole Director, the Company may in General Meeting, notwithstanding anything in these Articles, nominate a person (other than a body corporate) who has attained the age of 18 years as a reserve Director of the Company to act in the place of the sole Director in the event of his death. Any duly authorized officer of the Company is empowered to send the particulars of the nomination of the reserve Director to the Registrar of Companies, pursuant to section 158 of the Ordinance.

(b)      Each Director may by written notification to the Company nominate any other person to act as alternate Director in his place and at his discretion in similar manner remove such alternate Director. The alternate Director shall (except as regards the power to appoint an alternate) be subject in all respects to the terms and conditions existing with reference to the other Directors of the Company; and each alternate Director, whilst acting as such, shall exercise and discharge all the functions, powers and duties of the Director he represents, but shall look to such Director solely for his remuneration as alternate Director. Every person acting as an alternate Director shall have one vote for each Director for whom he acts as alternate (in addition to his own vote if he is also a Director). The signature of an alternate Director to any resolution in writing of the Board or a committee of the Board shall, unless the notice of his appointment provides to the contrary, be as effective as the signature of his appointor. Any Director of the Company who is appointed an alternate Director shall be considered as two Directors for the purpose of making a quorum of Directors. Any person appointed as an alternate Director shall vacate his office as such alternate Director if and when the Director by whom he has been appointed removes him or vacates office as Director. A Director shall not be liable for the acts or defaults of any alternate Director appointed by him.

DIRECTORS’ INTERESTS

27.       A Director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with the Company shall declare the nature of his interest in accordance with the provisions of the Ordinance. A general notice given to the Directors by a Director to the effect that he is a member or a director of a specified company or firm, and is to be regarded as interested in any contract, arrangement or dealing which may, after the date of the notice, be entered into or made with that company or firm, shall, for the purpose of this Article, be deemed to be a sufficient disclosure of interest in relation to any contract, arrangement or dealing so entered into or made. Without prejudice to the generality of the foregoing, a Director shall give notice to the Company of such matters relating to himself as may be necessary for the purposes of Sections 155B, 158, 161 and 161B of the Ordinance.

28.       A Director may hold any other office or place of profit under the Company (other than the office of Auditor), and he or any firm of which he is a member may act in a professional capacity for the Company in conjunction with his office of Director, for such period and on such terms (as to remuneration and otherwise) as the Directors may determine. A Director shall be disqualified from his office, unless upon waiver from the Company, for being interested (i) in any way in a firm or company which engages in business that compete with the Company, or being interested (ii) in any contract or arrangement entered into by or on behalf of the Company with any firm or company in which he is in any way interested.

29.       A Director shall be entitled to vote as a Director in respect of any contract or arrangement in which he is interested or upon any matter arising therefrom, and if he shall so vote his vote shall be counted, and he shall be taken into account in determining the quorum for the meeting at which any such contract or arrangement is to be considered.

30.       A Director may hold office as a director in or manager of any other company in which the Company is a shareholder or is otherwise interested, and (subject to any agreement with the Company to the contrary) shall not be liable to account to the Company for any remuneration or other benefits receivable by him from such other company. The Board may exercise the voting powers conferred by the shares in any other company held or owned by the Company in such manner in all respects as the Board thinks fit (including the exercise thereof in favour of any resolution appointing the Directors or any of them directors or other officers of such company or voting or providing for the payment of remuneration to the directors of such company) and any Director of the Company may vote in favour of the exercise of such voting rights in manner aforesaid notwithstanding that he may be, or be about to be, appointed a director or other officer of such other company and as such is or may become interested in the exercise of such voting rights in manner aforesaid.

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DIRECTORS’ MEETINGS

31.       (a)          Meetings of the Directors may be held in Hong Kong or in any other part of the world as may be convenient for the majority.

(b)         Unless otherwise determined by the Company by Ordinary Resolution, the quorum for meeting of the Directors shall be two. Notwithstanding any provision herein, if the Company has only one Director, the quorum for Board Meeting shall be one.

(c)          The Directors may participate in any Board Meeting by means of conference telephone or other communications equipment through which all other Directors present at the Meeting can hear each other and such participation shall constitute attendance at Board Meeting as if those participating were present in person and resolutions shall be adopted in accordance with agreement among the shareholders (if any) as if a meeting were duly convened and held, provided always that the quorum was already present at the meeting.

(d)          A resolution in writing, signed by the majority of the Directors for the time being entitled to receive notice of a meeting of the Directors, shall be as valid and effectual as if it had been passed at a meeting of the Directors duly convened and held, without the need for any agenda or notice. The signature of any Director may be given by his alternate. Any such resolution may be contained in one document or separate copies prepared and/or circulated for the purpose and signed by one or more of the Directors. A cable, telex, fax message or other written electronic communication sent by a Director or his alternate shall be deemed to be a document signed by him for the purposes of this Article.

(e)          Where the Company has only one Director and that Director takes any decision that may be taken in a meeting of the Directors and that has effect as if agreed in a meeting of the Directors, he shall (unless that decision is taken by way of a resolution in writing duly signed by him) provide the Company with a written record of that decision within 10 days after the decision is made.

THE SEAL

32.       The Directors shall procure a common seal to be made for the Company, and shall provide for the safe custody thereof. The Seal shall not be affixed to any instrument except by the authority of the Directors or a committee authorised by the Board in that behalf, and every instrument to which the Seal shall be affixed shall be signed by one Director or some other person nominated by the Directors for the purpose.

33.       The Company may exercise all the powers of having official seals conferred by the Ordinance and such powers shall be vested in the Directors.

SECRETARY

34.       (a)          The Directors shall appoint a Secretary of the Company for such period, at such remuneration and upon such conditions as they may think fit, and any Secretary so appointed may be removed by them. In the event that the secretary appointed is a corporation or other body, it may act and sign by the hand of any one or more of its Directors or officers duly authorised.

(b)         Where the Company has only one Director, that Director shall not also be the Secretary of the Company.

(c)          Where the Company has only one Director, the Company shall not have as Secretary of the Company a body corporate the sole Director of which is the sole Director of the Company.

WINDING UP

35.       If the Company shall be wound up and the assets available for distribution among the members as such shall be insufficient to repay the whole of the paid up Capital, such assets shall be distributed so that as near as may be the losses shall be borne by the members in proportion to the capital paid up or which ought to have been paid up at the commencement of the winding up on the shares held by them respectively and if in a winding up the assets available for distribution among the members shall be more than sufficient to repay the whole of the capital paid up at the commencement of the winding up the excess shall be distributed among the members in proportion to the capital at the commencement of the winding up paid up or which ought to have been paid up on the shares held by them respectively. But this Article is to be without prejudice to the rights of the holders of any shares issued upon special terms and conditions.

36.       (a)          If the Company shall be wound up whether voluntarily or otherwise the liquidators may with the sanction of a special resolution divide among the contributories in specie or kind any part of the assets of the Company and may with the like sanction vest any part of the assets of the Company in trustees upon such trusts for the benefit of the contributories or any of them as the liquidators with the like sanction think fit.

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(b)         If thought expedient any such division may be otherwise than in accordance with the legal rights of the contributories and in particular any class may be given preferential or special rights or may be excluded altogether or in part; but in case any division otherwise than in accordance with the legal rights of the contributories shall be determined on any contributory who would be prejudiced thereby shall have a right to dissent and ancillary rights as if such determination were a Special Resolution passed pursuant to Section 237 of the Ordinance.

(c)          In case any of the shares to be divided as aforesaid consist of shares which involve a liability to calls or otherwise, any person entitled under such division to any of the said shares may, within ten days after the passing of the special resolution by notice in writing, direct the Liquidator to sell his proportion and pay him the net proceeds, and the liquidator shall, if practicable, act accordingly.

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EXECUTION PAGE

SIGNED by	)
[name]	)
[title]	)
for and on behalf of	)
CHAMPION REGAL LIMITED	)
)
in the presence of:	)

SIGNED by	)
[name]	)
[title]	)
for and on behalf of	)
VALSPAR HONG KONG	)
HOLDINGS LIMITED	)
)
in the presence of:	)

SIGNED by	)
[name]	)
[title]	)
for and on behalf of	)
HUA RUN PAINTS HOLDINGS	)
COMPANY LIMITED	)
(華潤塗料集團有限公司))
in the presence of:	)

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SCHEDULE 7	WARRANTIES
1.	DUE INCORPORATION AND CORPORATE MATTERS
1.1

Hua Run Holdings is a company incorporated in Hong Kong and is validly existing and has corporate power to own property and assets and to carry on its business as stipulated in its memorandum and articles of association.

1.2	Each of the Subsidiaries is a company duly established and validly subsisting under the laws of its place of incorporation.
1.3

At Closing, there will be no outstanding shares, including share options or share awards in relation to employee share benefit plans other than those set out in Schedule 3, which have not been fully vested, exercised and paid-up.

1.4

Hua Run Holdings has no subsidiary or shares in any company or interests in any unincorporated bodies other than the Subsidiaries listed in Schedule 8 and all of the details shown in Schedule 1 relating to Hua Run Holdings and in Schedule 8 relating to the Subsidiaries are true and accurate.

1.5	The Sale Shares represent 80% of the entire issued share capital of Hua Run Holdings as at Closing .
1.6

Save for this Agreement and an option agreement to be entered into between Valspar and Prime East Capital Limited, there are no options or other agreements outstanding which call for the issue of or accord to any person, the right to receive any shares or interest in any member of the Group Company, or the right to require the creation of any Encumbrance over the Sale Shares or shares in the capital of any Group Company.

1.7	All waivers, consents or approvals of any Governmental Authority in Hong Kong and the PRC, which are required for the entry into and the implementation of this Agreement, have been obtained.
1.8

As at Closing, Hua Run Holdings will have an authorised share capital of HK$150,000,000 divided into 600,000,000 shares of HK$0.25 each, of which 578,000,000 Shares will have been issued and fully paid.

1.9	Save for Champion Regal, the Trustee and the Trust Beneficiaries, no person has any legal or beneficial interests in the equity of the Company.
2.	MEMORANDUM AND ARTICLES OF ASSOCIATION, STATUTORY BOOKS AND RETURNS
2.1

Each Group Company has complied with its memorandum and articles of association in all material respects and none of the activities, agreements, commitments of rights of any Group Company is ultra vires or unauthorised.

2.2

The register of members of the Company and all other statutory books of the Company are up to date and contain true and accurate records of all matters required to be dealt with therein. All annual and other returns required to be filed with the Registrar of Companies in Hong Kong or the relevant Governmental Authority in the PRC have been properly filed and all procedures in relation to the issue of shares and other securities have been complied with.

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3.	CAPACITY AND VALIDITY
3.1

Champion Regal has taken all necessary action to authorise the execution and completion of this Agreement, the Shareholders Agreement and the Escrow Agreement by it and the performance of its obligations under this Agreement, the Shareholders Agreement and the Escrow Agreement constitute legal valid and binding obligations of Champion Regal enforceable in Hong Kong.

3.2

The execution delivery and performance of each of this Agreement, the Shareholders Agreement and the Escrow Agreement by Champion Regal does not and will not violate or cause a breach in any material respect any provision of:

(a)	any law or regulation or any order or decree of any Governmental Authority, agency or court of Hong Kong or PRC; or
(b)	the laws and documents incorporating and constituting Champion Regal; or
(c)

any agreement, mortgage, contract or other undertaking or instrument to which Champion Regal is a party or which is binding upon it or any of its assets or subsidiaries, and does not and will not result in the creation or imposition of any Encumbrance on any of its assets pursuant to the provisions of any such agreement, mortgage, contract or other undertaking or instrument.

4.	GENERAL CORPORATE MATTERS
4.1	None of the members of the Group Company is a party to:
(a)

any contract which involves or is likely to involve obligations, restrictions or expenditure of an unusual or onerous nature in excess of RMB1,200,000 in value, except contracts entered into in the ordinary course of the Group Companies’ business; or

(b)	any contract restricting any Group Company’s freedom of action in relation to its normal business activities.
4.2

Without limiting the foregoing, there are no Encumbrances out of the ordinary course of business or unusual liabilities given, made or incurred by or on behalf of any Group Company, and no loans have been made by or on behalf of any Group Company to any directors or shareholders of the Group Companies except loans given to the Trust Beneficiaries pursuant to the Share Option Plan.

4.3

The books and records of each Group Company as at Closing accurately present and reflect in accordance with generally accepted accounting principles and standards within such Group Company’s jurisdiction of incorporation the financial position of such Group Company.

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4.4	Closing will not render any Group Company to be in breach of any material agreement to which it is a party and will not be a ground for the early termination of any such agreement.
5.	OWNERSHIP OF SHARES AND OPTIONS, RIGHTS OF PRE-EMPTION ETC.

Other than those provided for in this Agreement and save with respect to any employee share benefit plans, there is no pre-emption right to acquire or affecting, nor Encumbrance on, over or affecting, any of the Sale Shares or any shares or registered capital in any of the Subsidiaries, so far as Champion Regal is aware there is no commitment to give or create any, and no person has claimed to be entitled to any of the foregoing.

6.	BUSINESS AFFAIRS
6.1

Each Group Company holds all licences (including statutory licences) and consents reasonably necessary to carry on its business as it does as at the date of this Agreement and Champion Regal is not aware of anything that would result in the revocation, suspension or modification of any of those licences or consents or that would prejudice their renewal.

6.2

No Substantial Customer or Substantial Supplier of the Group has, during the period of 12 months prior to this Agreement, ceased to trade with, or substantially reduced the volume of its trade with, the Group. So far as Champion Regal is aware, no cessation or substantial reduction in trade or change in terms of trade by any such Substantial Customer or Substantial Supplier is likely after Closing. As used herein, “Substantial Customer” and “Substantial Supplier” refers to the ten largest customers and suppliers of the Group by volume of sales or purchases respectively during the last financial accounting period prior to the date of this Agreement.

6.3

So far as Champion Regal is aware, no goods or products delivered by any Group Company to third parties (not being a Group Company) prior to Closing have been defective in any material respect or in any material way failed to comply with the terms of sale thereof or with the requirements of laws and no service provided by any of the Group Companies prior to the date hereof have been provided in a negligent manner.

6.4

None of the Group Companies has any liabilities, except liabilities arising in the ordinary course of business or in connection with purchase orders, supply contracts, sale contracts, or other liabilities not required by the Hong Kong Financial Reporting Standards to be referred to in the audited accounts. None of the Group Companies is owed any moneys other than trade debts, bank account receivables and cash at bank and the loans given to the Trust Beneficiaries.

6.5	The business of each Group Company has been conducted in compliance in all material respects with all laws and regulations applicable to it in the PRC and Hong Kong.
6.6

No Group Company nor, so far as Champion Regal is aware, any person for whose acts or defaults any Group Company is vicariously liable is engaging or has ever engaged in any activities which constitutes a violation of any regulations or administrative notices of Hong Kong or PRC relating to business practices, commercial bribery or unfair competition (including without limitation Tentative Provisions of the People’s Republic of China on Anti-Commercial Bribery of 1996, Law of the People’s Republic of China Against Unfair Competition of 1993, Pricing Law of the People’s Republic of China of 1997).

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7.	LITIGATION
7.1

None of the Group Companies is involved in any civil, criminal, arbitration, administrative or regulatory proceedings (apart from debt collecting and anti-counterfeiting actions instigated by any Group Company in the ordinary course of business), and so far as Champion Regal is aware, no such litigation or arbitration proceedings are threatened or pending.

7.2

There is no unsatisfied judgment, court order or tribunal or arbitral award outstanding against any Group Companies and no distress, execution or process has been levied on any part of its business or assets.

8.	CONTRACTS, COMMITMENTS AND FINANCIAL AND OTHER ARRANGEMENTS
8.1	There are not outstanding as the date of this Agreement:
(a)	any agreements or arrangements to which any Group Company is a party for profit sharing, share incentives, share options, incentive payments except for in respect of employee incentives or bonuses;
(b)

any agreement (whether by way of guarantee, indemnity, warranty representation or otherwise) under which any Group Company is under any actual or contingent liability in excess of RMB5,000,000 in respect of:

(i)	any disposal of its assets or business or any part thereof except such as are usual in the ordinary and proper course of its business;
(ii)	the obligations of any other person other than intra Group Company guarantees; or
(c)	any agreement entered into by any Group Company with a third party not being a Group Company otherwise than on an arm’s length basis.
8.2

Save for the loans given to the Trust Beneficiaries, no Group Company is a party to nor has any liability under any loan agreement, debenture, guarantee, indemnity or letter of credit or leasing, hiring, hire purchase, credit sale or conditional sale agreement otherwise than in the ordinary course of business.

8.3

No Group Company is in material default or material breach or at risk of being in breach of any material contract to which it is a party or by which it is bound, nor, to Champion Regal’s best knowledge, is any third party in material default or material breach under or with respect to any such material contract.

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9.	INSURANCE

Each Group Company has effected and maintains valid policies of insurance as disclosed in Appendix 9 to the Disclosure Letter. Nothing has been done or omitted to be done whereby any of the said policies has or may become void or voidable.

10.	INSOLVENCY
10.1

No liquidation, provisional liquidation, receiver or other person carrying out any similar function has been appointed anywhere in the world in respect of the whole or any part of the assets or undertaking of Champion Regal or any Group Company.

10.2

Neither Champion Regal nor any Group Company has ceased or suspended payment of its debts, become unable to pay its debts (within the meaning of section 178 of the Companies Ordinance, Chapter 32 of the Laws of Hong Kong or any similar law) or otherwise become insolvent.

10.3	No unsatisfied judgment, order or award is outstanding against Champion Regal or any Group Company.
11.	ACCOUNTS
11.1

The Consolidated Financial Statements of Hua Run Holdings (“Consolidated Financial Statements”) for the year ended December 31, 2005 (“Accounts Date”) and the balance sheet (“Management Accounts”) (“Management Accounts Date”) for the PRC Subsidiaries as at May 25, 2006:

(a)

are complete and accurate in all material respects and in particular make adequate provision for all established liabilities or make proper provision for (or contain a note in accordance with the Hong Kong Financial Reporting Standards) in respect of all deferred or contingent liabilities at the Accounts Date or the Management Accounts Date (as the case may be);

(b)

give a true and fair view of the state of affairs and financial position of Hua Run Holdings at the Accounts Date or the Management Accounts Date (as the case may be) taking into account the purpose for which they were prepared; and

(c)	are not materially affected by any unusual or non-recurring items which are not disclosed in the Accounts or the Management Accounts.

The Consolidated Financial Statements give a true and fair view of the results of Hua Run Holdings for the financial period ended on the Accounts Date.

11.2

The Management Accounts were prepared in accordance with accounting principles and practices generally accepted at the date hereof in the PRC / Hong Kong, and are prepared on a basis consistent with preceding accounting periods of Hua Run Holdings.

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11.3	No member of the Group Company has any capital commitment exceeding RMB1,200,000 in aggregate nor is engaged in any scheme or project requiring capital expenditures exceeding RMB1,200,000.
12.	EVENTS SINCE THE DATE OF THIS AGREEMENT
12.1	Since the date of this Agreement:
(b)	the business of each Group Company has been carried on in the ordinary and usual course and in the same manner (including nature and scope) consistent with past practice;
(a)	no asset of capital nature of any Group Company has been acquired or disposed of, or has been agreed to be acquired or disposed of, otherwise than in the ordinary course of business;
(b)	there has been no material adverse change in the financial condition, assets or liabilities of any Group Company as compared with the position disclosed by the Management Accounts;
(c)	no unusual trade discounts or other special terms have been incorporated into any contract entered into by any Group Company;
(d)	no Group Company has created any other Encumbrance over any of the Properties;
(e)

no Group Company has incurred any capital expenditure or made any capital commitment of an amount in excess of RMB1,200,000 in aggregate or its equivalent or disposed of any fixed assets having a value of more than RMB1,200,000 or its equivalent in aggregate;

(f)	no dividends, bonuses or other distributions have been paid or made in respect of any of the shares of the Hua Run Holdings except pursuant to this Agreement;
(g)	no share or loan capital of any Group Company has been issued or agreed to be issued or any option or right thereover granted;
(h)	save and except pursuant to this Agreement none of the Group Companies has undergone any capital reorganisation or change in its capital structure;
(i)	no Group Company has experienced any material damage, destruction or loss (not covered by insurance and involving an amount of more than RMB1,000,000) to any of its assets or Properties.
13.	EMPLOYMENT
13.1	So far as Champion Regal is aware, there is no existing or threatened or pending industrial dispute involving any Group Company and any of its employees.

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13.2

As at the Closing Date , there will be no outstanding payments, compensation or bonuses due to any present or former directors or the employees of any Group Company other than remuneration accrued, due or for reimbursement of business expenses.

13.3

No executive of any Group Company, who is in receipt of remuneration in excess of HK$50,000 per month, and no officer of any Group Company has given or received notice terminating his employment, and no such termination right will be triggered solely as a result of this Agreement.

13.4

There are no obligations (whether legally binding or established by custom) to pay any pension or make any other payment after retirement or death to or in respect of any person who is as at the date of this Agreement or has been an officer or employee of any Group Company.

13.5

No employee of any Group Company is entitled to any retention payment or payment of an entitlement which is triggered by the execution of this Agreement or Closing, other than as disclosed in Schedule 10.

13.6

The employment agreements of each of the Key Executives and senior management of each Group Company are in one of the forms of employment agreement provided to Valspar and are duly executed and binding. All the terms of the employment agreements are set out in such forms of employment agreement.

14.	POWERS OF ATTORNEY

No Group Company has given any power of attorney or other authority (express, implied or ostensible) which is outstanding or effective to any person to enter into any contract or commitment on its behalf other than to its employees to enter into contracts in the normal course of their duties.

15.	PATENTS AND TRADE MARKS, ETC.
15.1

As far as Champion Regal is aware, the business of each Group Company does not infringe any Hong Kong, PRC or foreign patents, registered designs, know-how or trade secrets, copyrights, trade marks or similar intellectual property rights (whether registered or not) and no claims have been made against any Group Company in respect thereof and no applications of that nature are pending which if pursued or granted might materially adversely affect the business.

15.2

No Group Company has disclosed to any person any of its knowhow, trade secrets, technical processes, lists of customers or suppliers, price lists or other confidential information which is material to the business, otherwise than pursuant to a confidentiality agreement with such person.

15.3

All patents, trademarks, service marks, designs and business names and other registrable intellectual property rights used or required by the Group Companies in connection with its business are in full force and effect and are registered in the name of a Group Company and no licences or registered user or other rights have been granted or agreed to be granted to any third party which is not a Group Company in respect thereof.

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15.4

No right or licence has been granted to any person by the Group Companies to use, in any manner, or to do anything which would or might otherwise infringe, any of the patents, trademarks, service marks, designs and business names and other intellectual property rights used or required by the Group Companies in connection with its business; and no act has been done or omission permitted by the Group Companies whereby they, or any of them, have ceased or might cease to be valid and enforceable.

15.5	The Group Companies have taken all reasonable measures and action to prevent the manufacture of counterfeits of its products by third parties to the extent it is aware of such counterfeits.
16.	PROPERTIES
16.1	(a)

Each Group Company possesses good title to all material land, properties, buildings and land use rights owned, used or leased by any of the Group Company (collectively the “Properties”) and material assets of the Group Company (“Assets”) as are necessary to enable it to conduct its business as it has been conducted prior to the Closing Date free from Encumbrances other than those created or arising in its ordinary course of business, and the Assets are in a good state of repair and condition (fair wear and tear excepted).Each Group Company has exclusive and unfettered possession of the Properties being owned or used by it; and

(b)

The title to each of the Properties is properly constituted by and can be deduced from documents of title which are in the possession and under the control of the Group Companies and the title to such Properties to the extent registered is registered as an absolute title.

16.2	The Assets are:
(a)	used solely by the Group Companies; and
(b)	sufficient to enable the effective conduct of the business of the Group Companies after Closing as it is carried on at the date of this Agreement.
16.3

To the best of the knowledge of Champion Regal, each of the Properties complies (as to buildings and use) with all applicable statutory and by-law requirements as to fire precautions, public health and the health and safety of those who work in or about them.

16.4	None of the Properties:
(a)

is subject to any covenants, obligations, restrictions or conditions which are of an unusual or onerous nature or which would materially and adversely affect the use or continued use of any of the Properties for the purposes for and the extent to or the manner in which it is used as the date of this Agreement;

(b)	is affected by any of the following matters:
(i)	any closing order, demolition order or clearance order;
(ii)	any enforcement notice which has not been complied with; or

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(iii)	any order or proposal publicly advertised or of which written notice has been received for the compulsory acquisition or requisition of the whole or any part thereof.
16.5	All the necessary licences, permits, consents, approvals for the leasing, using, developing or renting of the Properties have been duly obtained and are in full force, validity and effect.
16.6

All land premiums, levies, charges, duties, Taxes and imposts payable by the relevant Group Companies as leasee in respect of the PRC Properties have been duly paid and no amount is due or payable by any Group Company in respect of the PRC Properties.

16.7

To the best of the knowledge of Champion Regal, there are no facts, matters or any notice or order served by any Government Authority which may adversely affect the right of a Group Company to use the PRC Properties for the purpose for which it is being used as the date of this Agreement.

16.8

All the land user’s covenants contained in the Land Use Right Certificates, the Building Ownership Certificates and the Land and Building Ownership Certificates as disclosed in the Disclosure Letter (together, the “Ownership Certificates”) and/or other documents applicable to the PRC Properties have been duly performed and observed to the extent that such obligations have fallen due.

16.9

No default (or event which with notice or lapse of time or both will constitute a default) has occurred or is continuing under the Ownership Certificates and/or other documents applicable to the PRC Properties and none of the PRC laws, rules, regulations, guidelines, notices, circulars, orders, judgments, decrees or ruling of any court, government, governmental or regulatory authorities in respect of the use, occupation and enjoyment of the PRC Properties has been breached.

16.10	Each lease of real property held by the Group Companies to which a Group Company is a lessor is duly registered.
17.	ENVIRONMENTAL MATTERS
17.1	Each Group Company:
(a)	has complied in all material respects with all Environmental Laws; and
(b)

has not received any actual or threatened claims, demands, actions, suits or orders concerning the Environment from a Governmental Authority or any other party of an alleged breach of Environmental Law.

17.2	Each Group Company:
(a)	has not Contaminated any land owned or occupied by it or any land adjacent to the land owned or occupied by it; and
(b)	has always held and complied in all material respects with all Government Authorisation.

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17.3	Each Group Company has in place, systems and processes designed to ensure its compliance with all Environmental Laws.
18.	BORROWED AMOUNT

The total amount borrowed by each Group Company:

(a)	from its bankers does not exceed its banking facilities; and
(b)	from whatsoever source does not exceed any limitation on borrowing contained in its respective articles of association.
19.	INVESTIGATIONS

So far as Champion Regal is aware, this is no outstanding enquiry or investigation, disciplinary action or similar action or proceedings being taken by any authority in Hong Kong, the PRC against any Group Company or any of their officers in respect of any matter which relates to a Group Company and to the best knowledge of Champion Regal, there is no fact or circumstances which would or would likely to lead to any such enquiry, investigation, action or proceedings.

20.	TAXATION
20.1

No Group Company is obligated by contract, applicable law or otherwise to indemnify any other party with respect to such party’s liability for taxes or other governmental payments or interest or penalties thereon (“Tax” or “Taxes”) in the PRC or any other jurisdiction other than in respect of divestment of interests in any business or entity by any Group Company prior to Closing.

20.2

All returns, reports or filings which were required by law by or in respect of each Group Company in the PRC or Hong Kong (as the case may be) for the purposes of Taxes have been made and all such returns are up to date, correct and on a proper basis and are not the subject of any material dispute with the relevant or other appropriate authorities.

20.3

No Group Company is late in the payment of any Tax due which is of an amount of more than RMB4,000,000 or has any knowledge of any Tax deficiency which, if so assessed, could reasonably be expected to exceed an amount of RMB4,000,000.

21.	NO BROKER
21.1	No one is entitled to receive from any Group Company any finder’s fee, brokerage or other commission in connection with the sale and purchase of the Sale Shares under this Agreement.
22.	COMPETING BUSINESS; THIRD-PARTY GUARANTEE
22.1

Neither Champion Regal nor any Shareholder of Champion Regal has any rights or interests, directly or indirectly, in any businesses other than those now carried on by the Group Company which are competitive with the businesses of the Group Company.

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22.2

No Group Company has provided any outstanding guarantee or security (whether in the form of a signed corporate guarantee, or mortgage, pledge or lien over any asset owned by the Group Company or its share capital, or such guarantee or security provided in any other manner) to guarantee or secure the borrowings, or indebtedness of any person or company except borrowings of a Group Company itself or credit facilities pursuant to which bank acceptances not to exceed RMB180,000,000 or credit facilities under which a Group Company may issue bank acceptances in existence at the date of this Agreement.

7-11

SCHEDULE 12	NOTICE TO EXERCISE

[in accordance with clause 7.1(a), 7.2(a) and/or 7.3(a)]

To:

[Valspar Hong Kong Holdings Limited

[address]

Fax Number:	[ ]
Attention:	Mr. Tim Beastrom

Date:

Notice to Exercise

Pursuant to clauses [7.1(a), 7.2(a) or 7.3(a)] of

Agreement for Sale and Purchase of Shares in

Hua Run Paints Holdings Company Limited (“Company”)

We, Champion Regal Limited, hereby give notice to exercise our option pursuant to clause [7.1(a), 7.2(a) or 7.3(a)] of the Agreement for Sale and Purchase of Shares in Hua Run Paints Holdings Company Limited dated June 20, 2006 (“Sale and Purchase Agreement”) entered into among you and us to sell to you [    ] ordinary shares of the Company, representing [    ]% of the issued and paid-up share capital of the Company.

The sale and purchase of the above shares shall be completed in accordance with the Sale and Purchase Agreement.

Yours faithfully,

For and on behalf of

Champion Regal Limited

_______________________

Name:

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SCHEDULE 12	NOTICE TO EXERCISE (continues)

[in accordance with clause 7.1(b), 7.2(b) and 7.3(b)]

To:

Champion Regal Limited

Suite 1403-4

14th Floor, Nan Fung Tower

173 Des Voeux Road Central

Hong Kong

Fax Number:	(852) 2542 2663
Attention:	The Board of Directors

Copy to:

Guangdong Huarun Paints Company Limited

No. 3 Huasheng Road, Xinghua Industry City

Ronggui Shunde, Foshan, Guangdong PRC

Fax Number:	(86 757) 2837 6547
Attention:	Mr. Opras Lavichant

Date:

Notice to Exercise

Pursuant to clauses [7.1(b), 7.2(b) or 7.3(b)] of

Agreement for Sale and Purchase of Shares in

Hua Run Paints Holdings Company Limited (“Company”)

We, The Valspar Corporation, hereby give notice to exercise our option pursuant to clause [7.1(b), 7.2(b) or 7.3(b)] of the Agreement for Sale and Purchase of Shares in Hua Run Paints Holdings Company Limited dated June 20, 2006 (“Sale and Purchase Agreement”) entered into among you and us to purchase from you [    ] ordinary shares of the Company, representing [    ]% of issued and paid-up share capital of the Company.

The sale and purchase of the above shares shall be completed in accordance with the Sale and Purchase Agreement.

Yours faithfully,

For and on behalf of

[Valspar Hong Kong Holdings Limited]

_______________________

Name:

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SCHEDULE 13	CERTIFICATE OF COMPLIANCE

To:

[Valspar Hong Kong Holdings Limited]

[address]

Date: [Closing Date]

Certificate of Compliance

Pursuant to Agreement dated June 20, 2006 for Sale and Purchase of Shares in

Hua Run Paints Holdings Company Limited (“Company”)

In accordance with the Agreement for Sale and Purchase of Shares in Hua Run Paints Holdings Company Limited dated June 20, 2006 (“Sale and Purchase Agreement”) entered into among you and us, we, Champion Regal Limited, hereby certify that no fact, matter or event, which may constitute or give rise to a breach of any of the Warranties (as defined in the Sale and Purchase Agreement) and/or the terms of the Sale and Purchase Agreement, has arisen or come to be known by us as of the date hereof.

For and on behalf of

Champion Regal Limited

_____________________

Name:

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SCHEDULE 14	TRUST SALE AGREEMENT

DATED                    2006

HSBC INTERNATIONAL TRUSTEE LIMITED

And

EASTERN JADE LIMITED

(TO BE RENAMED AS VALSPAR HONG KONG HOLDINGS LIMITED)

AGREEMENT FOR SALE AND PURCHASE OF SHARES IN HUA RUN PAINTS HOLDINGS COMPANY LIMITED

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TABLE OF CONTENT

1.	INTERPRETATION	3
2.	SALE AND PURCHASE	5
3.	CONDITION PRECEDENT	5
4.	CONSIDERATION	5
5.	CLOSING	5
6.	WARRANTIES	6
7.	ENTIRE AGREEMENT	6
8.	AMENDMENT	7
9.	ASSIGNMENT	7
10.	CONFIDENTIALITY	7
11.	SEVERABILITY	7
12.	WAIVERS AND CONSENTS	8
13.	FURTHER ASSURANCE	8
14.	NOTICES	8
15.	COSTS AND EXPENSES	9
16.	REMEDY	9
17.	TRUSTEE	9
18.	GOVERNING LAW AND DISPUTE RESOLUTION	9

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THIS AGREEMENT is made on     2006

AMONG:

(1)

HSBC INTERNATIONAL TRUSTEE LIMITED in its capacity as trustee of the Huarun Share Award Trust, a company incorporated in the British Virgin Islands and having its head office at Strathvale House, 2nd Floor, North Church Street, George Town, Grand Cayman, British West Indies and a place of business at Level 13, 1 Queen’s Road Central, Hong Kong (“Trustee”); and

(2)

EASTERN JADE LIMITED (to be renamed as Valspar Hong Kong Holdings Limited), a company registered and existing under the laws of Hong Kong, with Company number 1052623 and its registered address at 2101-02, 21/F Vicwood Plaza, 199 Des Voeux Road, Hong Kong (“Valspar”).

WHEREAS:

(A)          As of the date of this Agreement, Hua Run Holdings has a total issued and paid-up share capital of HK$144,500,000 divided into 144,500,000 ordinary shares of HK$1.00 par value each.

(B)          The Trustee is the registered shareholder of 24,500,000 shares of Hua Run Holdings, representing 16.96% of its total issued and paid-up share capital.

(C)          In accordance with the Deed of Settlement for the Huarun Share Award Trust dated October 19, 2004 between Hua Run Holdings and the Trustee, the Trustee is holding the Trust Sale Shares in trust for the benefit of the Trust Beneficiaries. A list of such Trust Beneficiaries and their respective allotted number of shares held in the name of the Trustee immediately prior to Closing is set out in Schedule 1.

(D)          Pursuant to the Share Purchase Agreement, Champion Regal agreed to sell to Valspar, and Valspar agreed to purchase from Champion Regal, the CR Sale Shares.

(F)          Trustee, on behalf of the Selling Trust Beneficiaries, wishes to sell to Valspar and Valspar wishes to purchase from the Trustee a total of 10,292,500 ordinary shares in the issued share capital of Hua Run Holdings (“ Trust Sale Shares”), representing 7.12% of its total issued and paid-up share capital and comprising the number of shares beneficially owned by such Selling Trust Beneficiaries as set out in Schedule 4, subject to the terms and conditions set out herein.

IT IS AGREED as follows:

1.	INTERPRETATION

1.1          Definitions. Words and expressions used in this Agreement shall have the meaning set out below unless the context requires otherwise:

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“Champion Regal” means Champion Regal Limited, a company incorporated in Hong Kong, which has its registered office at Suite 1403-4, 14F, Nan Fung Tower, 173 Des Voeux Road, Central, Hong Kong, Hong Kong.

“Closing” means completion of the sale and purchase of the Trust Sale Shares pursuant to this Agreement.

“Closing Date” the date on which Closing takes place.

“CR Closing” means completion of the sale and purchase of the CR Sale Shares pursuant to the Share Purchase Agreement.

“Purchase Price” means the consideration payable by Valspar to the Trustee (for the benefit of the Selling Trust Beneficiaries) for the Trust Sale Shares in the amount designated in clause 4.1.

“Share Purchase Agreement” means the share purchase agreement entered into between Champion Regal and Valspar on June 20, 2006 pursuant to which Champion Regal agreed to sell and Valspar agreed to purchase the CR Sale Shares.

“Warranties” and “Warranty” mean any or combination of the warranties given by the Trustee to Valspar as listed in Schedule 3.

1.2	Schedules. The Schedules and recitals to this Agreement form part of this Agreement.

1.3          Headings. Headings (including sub-headings) in this Agreement are inserted for convenience only and shall not affect the interpretation or construction of this Agreement.

1.4          Share Purchase Agreement. Unless otherwise defined in this Agreement, capitalised terms shall have the same meaning as that given to them in the Share Purchase Agreement.

1.5	References. Unless the context requires otherwise:
(a)	references to persons shall include individuals, bodies corporate (wherever incorporated), limited liability companies, unincorporated associations and partnerships;
(b)	any references to recitals, clauses, subclauses, Schedules are references to the recitals, clauses, subclauses, Schedules to and of this Agreement;
(c)	all times and dates in this Agreement shall be Hong Kong time and dates except where otherwise stated; and
(d)	words incorporating the singular only shall include the plural and vice versa and words importing a gender shall include every gender.

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2.	SALE AND PURCHASE

The Trustee, in its capacity as trustee of the Huarun Share Award Trust, agrees to sell and Valspar agrees to purchase, subject to the terms and conditions of this Agreement and free from any Encumbrance and with all rights attaching thereto on or from the Closing Date, including the right to all dividends declared in respect thereof, the Trust Sale Shares.

3.	CONDITION PRECEDENT

The obligation of Valspar to purchase the Trust Sale Shares and the obligation of the Selling Trust Beneficiaries to sell the Trust Sale Shares pursuant to the terms and conditions herein is conditional upon the CR Closing having occurred in accordance with the terms of the Share Purchase Agreement.

4.	CONSIDERATION

4.1          Purchase Price. The aggregate Purchase Price for the purchase of the Trust Sale Shares shall be the sum of RMB206,701,947 payable by Valspar to the Trustee for the benefit of the Selling Trust Beneficiaries on or before the Closing Date, subject to satisfactory fulfilment of the Condition Precedent, in its entirety in United States Dollars in cash in immediately available funds converted at the Exchange Rate on the date of signing of this Agreement, provided that, in the event that the Exchange Rate on the date of Closing changes by more than 3% as compared with the Exchange Rate on the date of signing of this Agreement, then the Purchase Price shall be exchangeable to US$ at the following formula:

RMB206,701,947
Purchase Price (in US$) =	(Exchange Rate on the date of signing of this Agreement + Exchange Rate on Closing Date) ÷ 2

4.2          Instruction. Payment of the Purchase Price shall be evidenced by irrevocable remittance instruction given by Valspar to its bank to remit the above specified Purchase Price by way of wire transfer to the account as specified in Schedule 5 by the Trustee and a facsimile copy of such irrevocable remittance instruction to be provided by Valspar to the Trustee. The Trustee shall distribute the Purchase Price payable to the Selling Trust Beneficiaries according to the number of Trust Sale Shares held by each of the Selling Trust Beneficiaries.

5.	CLOSING

Subject to satisfactory fulfilment of the Condition Precedent set out in clause 3, Closing shall take place simultaneous with the CR Closing on the Closing Date (unless this Agreement has been terminated) at the offices of Clifford Chance, 29th Floor, Jardine House, One Connaught Place, Central, Hong Kong, at which time, the Trustee shall deliver or cause to be delivered to Valspar the documents and complete the actions as set out in Paragraph 2 in Schedule 2.

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6.	WARRANTIES
6.1	Warranties. The Trustee makes the representations as set out in Schedule 3.

6.2          Warranties construed as separate. Each of the Warranties shall be construed as a separate Warranty and (except as expressly provided to the contrary) shall not be limited or restricted by reference to or inference from the terms of any other Warranty or any other term of this Agreement.

6.3          Repetition of Warranties. The Warranties shall be deemed to be repeated immediately before Closing with reference to the facts and circumstances then existing.

6.4          Warranties not affected by Closing. The rights and remedies of Valspar in respect of the Warranties shall not be affected by (i) Closing, (ii) any investigations made into the affairs of any Group Company by or on behalf of Valspar after the date of this Agreement, or (iii) any event or matter whatsoever after the date of this Agreement, other than a specific and duly authorised written waiver or release by Valspar.

6.5	Matters disclosed. The Warranties are qualified by:
(a)	provisions set out in this Agreement;
(b)	any specific disclosures set out in the Disclosure Letter; and

(c)

public information that is available to Valspar by way of a search conducted on or prior to the date of this Agreement against any of the Group Companies incorporated in Hong Kong at the Hong Kong Companies Registry, Hong Kong Trademark Registry and Hong Kong High Court searches.

6.6          Valspar’s knowledge. Valspar shall have no right to claim under the Warranties in respect of any matter of which it has actual knowledge (but not constructive) as at the date of this Agreement and Valspar shall be deemed to have actual knowledge (but not constructive) of all matters contained in clause 6.5(a) through (c). References to actual knowledge of Valspar shall be a reference to the actual knowledge (but not constructive) of Gary Hendrickson, Rolf Engh, Tim Beastrom, Tracy Jokinen, Xiao Zhang and Tyler Treat.

6.7          Representations and warranties of Valspar. Valspar represents and warrants to the Trustee that this Agreement constitutes legal, valid and binding obligations of it enforceable in accordance with their respective terms, and its execution, delivery and performance will not result in a breach of or default under any law, regulation or instrument by which it is bound. The representations and warranties in this clause shall be construed as separate and deemed to be repeated immediately before Closing with reference to the facts and circumstances then existing.

7.	ENTIRE AGREEMENT

This Agreement sets out the entire agreement and understanding among the Parties with respect to the subject matter of it and supersedes any understanding, whether written or not, among the Parties.

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8.	AMENDMENT

No amendment of this Agreement (or any Schedules or document entered into pursuant to this Agreement) shall be valid unless it is in writing and signed by or on behalf of all Parties.

9.	ASSIGNMENT

Except as otherwise expressly provided in this Agreement and subject to the provisions of this Agreement, Schedules and other documents entered into pursuant to this Agreement, no Party shall nor shall it purport to assign, transfer, charge or otherwise deal with all or any of its rights under this Agreement or grant, declare, create or dispose of any right or interest in it without the prior written consent of the other Party. This Agreement and all the terms and conditions herein shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

10.	CONFIDENTIALITY

10.1        Confidentiality undertakings. Each Party undertakes that it shall keep confidential (and to ensure that its officers, employees, agents and professionals and other advisers keep confidential) any information which it may have or acquire (whether before or after the date of this Agreement) in relation to the customers, employees, business, assets, know-how or affairs of the other Party, and shall not use for any purpose (other than the exercise of rights under this Agreement, the Schedules and other agreements entered into pursuant to this Agreement, or to give effect to any strategic, managerial, technical and operational cooperation between the Parties) or disclose to any third party any such information (collectively, Confidential Information) without the consent of the other Party.

10.2        Excluded information. The confidentiality undertaking of each Party under clause 10.1 shall not apply to any information which is:

(a)	publicly available at the time of disclosure or thereafter through no fault of that Party;
(b)	in the possession of that Party prior to its disclosure as evidenced by written records;
(c)	disclosed to that Party by a third party which did not acquire the information under an obligation of confidentiality; or
(d)

required to be disclosed by any law or the rules of any stock exchange or governmental or other regulatory or supervisory body or authority of competent jurisdiction, whether or not having the force of law.

11.	SEVERABILITY

If any provision of this Agreement is held to be invalid or unenforceable, then such provision shall (but only so far as it is invalid or unenforceable) be given no effect and shall be deemed to be severed from this Agreement but without invalidating any of the remaining provisions of this Agreement.

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12.	WAIVERS AND CONSENTS

12.1        Waivers. No failure on the part of any Party to exercise, and no delay on its part in exercising, any right or remedy under this Agreement will operate as a waiver thereof nor will any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

12.2        Writing required. Any waiver of any right or remedy under this Agreement, and any consent by a Party under any provision of this Agreement, must be in writing. Any waiver or consent shall be effective only in the instance and for the purpose for which it is given.

13.	FURTHER ASSURANCE

Each Party shall do or cause to be done all such further acts and things, and execute or cause the execution of all such other documents, as the other may from time to time reasonably require, whether on or after the date of this Agreement, for the purpose of giving to the other Party the full benefit of all of the provisions of this Agreement.

14.	NOTICES

14.1        Service of notices. Each notice, demand or other communication given or made under or in connection with this Agreement shall be in writing and delivered or sent by hand or courier to the relevant Party at its address or fax number set out below (or such other address or fax number as the addressee has by five Business Days’ prior written notice specified to the other Party):

To the Trustee:

Address:	Level 13, 1 Queen’s Road Central, Hong Kong
Fax Number:	+852 2523 0570
Attention:	Mr. William Kong

To Valspar:

Address:	1101 South Third Street, Minneapolis, Minnesota 55415, United States of America
Fax Number:	+1 612 375 7313
Attention:	Mr. Tim Beastrom

Any notice, demand or other communication so addressed to the relevant Party shall be deemed to have been delivered (a) if given or made by hand or courier, when actually delivered to the relevant address, and (b) if given or made by fax, at the time of transmission.

14.2        Deemed receipt. Any notice received (or deemed received if not actually received by the time of the deemed receipt) after 4.00 p.m. on any day shall be deemed to have been received on the immediately following Business Day.

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15.	COSTS AND EXPENSES

Each Party shall bear its own legal and other costs in respect of the negotiation, preparation, closing and implementation of this Agreement. Valspar will pay the entire stamp duty for the Trust Sale Shares.

16.	REMEDY

Save in respect of fraud and so far as permitted by law each of the Parties agrees and acknowledges that its only right or remedy in relation to any claim made in connection with this Agreement shall be for breach of the terms of this Agreement to the exclusion of all other rights and remedies including those arising under tort or legislation including the Misrepresentation Ordinance (Chapter 284 of the Laws of Hong Kong).

17.	TRUSTEE

Valspar acknowledges that the Trustee is entering into this Agreement in its capacity as trustee of the Share Award Trust and accordingly the Trustee’s liability shall be limited to those as expressly provided in this Agreement and to an amount equal to the net Purchase Price received by the Trustee hereunder.

18.	GOVERNING LAW AND DISPUTE RESOLUTION

18.1        Choice of law. This Agreement shall be governed exclusively by and construed in accordance with the laws of Hong Kong without giving effect to any conflict of law rules requiring the substantive law of any other jurisdiction.

18.2        Choice of forum. The Parties agree to submit to the jurisdiction of the Courts of Hong Kong with regard to any dispute, difference, controversy or claim arising out of or in connection with this Agreement.

AS WITNESS this Agreement has been signed on behalf of the Parties the day and year first before written.

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EXECUTION PAGE

SIGNED by SHE XIANG	)
Director	)
for and on behalf of	)
CHAMPION REGAL LIMITED	)
in the presence of:	)

SIGNED by	)
GARY E HENDRICKSON	)
duly authorised officer	)
for and on behalf of	)
EASTERN JADE LIMITED	)
in the presence of Tim A Beastrom,	)
Assistant Secretary:	)